UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Carriage Services, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CARRIAGE SERVICES, INC.
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056
April 13, 2010
Dear Carriage Stockholder:
     I am pleased to invite you to the 2010 Annual Meeting of Stockholders of Carriage Services, Inc. (“Carriage”). The meeting will be held at the Lakes on Post Oak Conference Center, 3050 Post Oak Boulevard, 2nd Floor, Houston, Texas 77056, on Tuesday, May 18, 2010, at 9:00 a.m., Central Daylight Time. If you cannot be present at the Annual Meeting, I ask that you participate by completing the enclosed proxy card and returning it at your earliest convenience.
     At the meeting, you and the other stockholders will be asked to elect two directors to Carriage’s Board of Directors, approve the amendment to our 2006 Long-Term Incentive Plan and ratify our independent registered public accounting firm. You will also have the opportunity to hear what has happened in our business in the past year and to ask questions. I encourage you to read the enclosed Notice of Annual Meeting and Proxy Statement, which contains information about the Board of Directors and its committees and the executive management of Carriage.
     We hope you can join us on May 18th. Whether or not you can attend personally, it is important that your shares are represented at the Annual Meeting. Please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.
Sincerely,
MELVIN C. PAYNE
Chairman of the Board
and Chief Executive Officer

CARRIAGE SERVICES, INC.
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 18, 2010

     Carriage Services, Inc. (the “Company” or “Carriage”) will hold its Annual Meeting of Stockholders (“Annual Meeting”) at the Lakes on Post Oak Conference Center, 3050 Post Oak Boulevard, 2nd Floor, Houston, Texas, 77056, on Tuesday, May 18, 2010, at 9:00 a.m., Central Daylight Time.
     We are holding this meeting:
•	To elect two Class II directors to serve for a three-year term expiring at the annual meeting of stockholders in 2013 and until each respective successor is elected and qualified.

•	To amend our 2006 Long-Term Incentive Plan to increase the number of shares available thereunder from 1,350,000 to 2,850,000.

•	To ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

•	To transact such other business as may properly come before the annual meeting or any adjournments thereof.
     The Company’s Board of Directors has selected March 19, 2010 as the record date for determining stockholders entitled to vote at the meeting. A list of stockholders as of that date will be available for inspection at our corporate headquarters, 3040 Post Oak Boulevard, Suite 300, Houston, Texas for ten days before the Annual Meeting.
     You are cordially invited to attend the Annual Meeting. If you are unable to attend the Annual Meeting, you are requested to sign and date the accompanying proxy card and return it promptly in the enclosed envelope. If you attend the Annual Meeting, and wish to do so, you may vote in person regardless of whether you have given your proxy. In any event, a proxy may be revoked at any time before it is exercised.
     This Notice of Annual Meeting Proxy Statement, proxy card and Carriage’s 2009 Annual Report to Stockholders are being distributed on or about April 13, 2010.
By Order of the Board of Directors
J. Bradley Green
Executive Vice President, General Counsel and Secretary
Houston, Texas
April 13, 2010
Important Notice Regarding
the Availability of Proxy Materials
for the Annual Meeting of Stockholders of Carriage Services, Inc.
to be Held on May 18, 2010
The Proxy Statement and 2009 Annual Report to Stockholders
is available on the Internet at: www.carriageservices.com
A paper or email copy of the Proxy Statement and 2009 Annual Report to Stockholders can be obtained by contacting the Corporate Secretary at 1-866-332-8400 or 713-332-8400.

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CARRIAGE SERVICES, INC.
PROXY STATEMENT
GENERAL INFORMATION
Q:	Who is soliciting my proxy?

A:	We, the Board of Directors (“Board”) of Carriage Services, Inc. (the “Company” or “Carriage”), are sending you this Proxy Statement in connection with our solicitation of proxies for use at Carriage’s 2010 Annual Meeting of Stockholders (the “Annual Meeting”). Certain directors, officers and employees of Carriage, American Stock Transfer & Trust Company (“AST”) and Georgeson, Inc. (“Georgeson”) also may solicit proxies on our behalf by mail, phone, fax, or in person.

Q:	Who is paying for this solicitation?

A:	Carriage will pay for the solicitation of proxies, including the cost of preparing and mailing this Proxy Statement. Carriage also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Carriage stock. No additional fee beyond the $950 monthly fee paid to AST to act as Carriage’s transfer agent, together with AST’s out-of-pocket expenses, will be paid to AST. We estimate that Georgeson’s fee will total approximately $7,000 for acting as proxy solicitor in connection with the Annual Meeting.

Q:	What am I voting on?
A:	(1)	The re-election of Vincent D. Foster and the election of L. William Heiligbrodt to the Board of Directors as Class II directors.

	(2)	An amendment to our 2006 Long-Term Incentive Plan to increase the number of shares available thereunder from 1,350,000 to 2,850,000.

	(3)	The ratification of KPMG as our independent registered public accounting firm for the fiscal year 2010.
Q:	Who can vote?

A:	Stockholders as of the close of business on March 19, 2010 are entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy card in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person — by voting in person you automatically revoke your proxy. Directions to attend the meeting in person can be obtained by contacting the Corporate Secretary of Carriage at 713-332-8400. You also may revoke your proxy at any time before the Annual Meeting by giving the Corporate Secretary written notice of your revocation or by submitting a later-dated proxy. If you return your proxy card but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of the nominees for director and FOR the other proposals described in this Proxy Statement.

Q:	How does the Board recommend I vote on the proposal?

A:	The Board recommends votes:
•	FOR the election of each of the director nominees for Class II directors.

•	FOR the amendment to our 2006 Long-Term Incentive Plan.

•	FOR the ratification of KPMG as our independent registered public accounting firm for the fiscal year 2010.
Q:	Is my vote confidential?

A:	Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to Carriage and handled in a manner intended to protect your voting privacy. Your vote will not be disclosed except: (1) as needed to permit Carriage to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances, such as a proxy contest in opposition to the Board (which is not currently anticipated). Additionally, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

Q:	How many shares can vote?

A:	As of the record date, March 19, 2010, Carriage had outstanding 17,397,337 shares of common stock, par value $0.01 per share (“Common Stock”). Each share of Common Stock is entitled to one (1) vote.

Q:	What happens if I withhold my vote for the directors?

A:	Because the directors are elected by a plurality of the votes cast at the Annual Meeting, a withheld vote will not have an effect on the outcome of the election of an individual director.

Q:	If my broker holds my shares in “street name,” will my broker automatically vote my shares for me?

A:	If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of Directors (Proposal 1 of this Proxy Statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of Directors, your bank or broker was allowed to vote those shares on your behalf in the election of Directors as they felt appropriate. Recent changes to the New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) regulations were made to eliminate the ability of your bank or broker to vote your uninstructed shares in the election of Directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of Directors, no votes will be cast on your behalf. In addition, your bank or broker may not vote your uninstructed shares for the amendment of Carriage’s 2006 Long-Term Incentive Plan (Proposal 2 of this Proxy Statement). Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 3 of this Proxy Statement).

Q:	Can I vote on other matters?

A:	Carriage’s By-laws limit the matters presented at an Annual Meeting to those in the notice of the meeting and those otherwise properly presented before the Annual Meeting. We do not expect any other matter to come before the Annual Meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the individuals named as proxies authority to vote your shares on such matters at their discretion.

Q:	Why is it important to send in my proxy card so that it is received on or before May 18, 2010?

A:	Carriage cannot conduct business at the Annual Meeting unless a quorum is present. A quorum will only be present if a majority of the outstanding shares of Common Stock as of March 19, 2010 is present at the Annual Meeting in person or by proxy. It is for this reason that we urge you to send in your completed proxy card as soon as possible, so that your shares can be voted even if you cannot attend the Annual Meeting.

RECORD DATE AND VOTING SECURITIES
     Only holders of record of the Common Stock at the close of business on March 19, 2010, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. On that date, Carriage had outstanding 17,397,337 shares of Common Stock, each of which is entitled to one vote.
     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of the issued and outstanding shares of Common Stock is necessary to constitute a quorum to transact business. In the absence of a quorum at the Annual Meeting, the Annual Meeting may be adjourned without notice, other than announcement at the meeting, until a quorum shall be formed.
     With respect to the election of the directors, stockholders may vote (a) in favor of the nominees or (b) to withhold votes as to the nominees. If a quorum is present at the Annual Meeting, the nominees for the Class II directors will be elected by a plurality vote. Votes withheld, or abstentions, will be treated as present for purposes of determining a quorum; however, because directors are elected by a plurality, votes withheld will not affect the outcome of the election. With respect to each proposal (and any other matter properly brought before the Annual Meeting), other than the election of the directors, the affirmative vote of the holders of a majority of the voting power present or represented by proxy at the Annual Meeting will be required for approval. Abstentions will have the effect of a vote against any of these proposals.
     All properly signed proxies received prior to the Annual Meeting will be voted in accordance with the choices specified. If no choice has been specified in the proxy, the shares will be voted in favor of all proposals described in this Proxy Statement and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by filing with the Corporate Secretary an instrument revoking it, by signing and delivering to the Corporate Secretary a proxy bearing a later date, or by voting in person at the Annual Meeting after giving notice to the Chairman of the Meeting of the stockholder’s intention to vote in person notwithstanding the fact that the stockholder previously delivered a proxy.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
     We currently have five directors on our Board who each serve staggered three-year terms. At the Annual Meeting, the stockholders will elect two individuals to serve as Class II directors for a new three-year term expiring on the date of the 2013 annual meeting and until his successor is duly elected and qualified. Vincent D. Foster is the current Class II director standing for re-election and L. William Heiligbrodt is the current Class II director standing for election to the Board.
     On February 25, 2009, the Board appointed Mr. Scott as a Class I director of the Company and Chairman of the Corporate Governance Committee and Mr. L. William Heiligbrodt as a Class II director of the Company and Chairman of the Compensation Committee. Following his appointment, Mr. Scott was elected at the 2009 Annual Meeting to serve as a Class I director.
     Our Corporate Governance Committee has recommended that we nominate Mr. Foster for re-election and Mr. Heiligbrodt for election at the Annual Meeting to serve as Class II directors for a new three-year term. Proxies may be voted for the Class II directors. The biography description for Messrs. Foster and Heiligbrodt are included in the information provided below.
     We recommend that you vote “FOR” the election of the nominees listed in Proposal No. 1 as Class II directors.
     You may not cumulate your votes in the election of the directors. You may withhold authority to vote for the nominees for director. If the nominees become unable to serve as directors before the Annual Meeting (or decide not to serve), the individuals named as proxies will vote, in accordance with instructions provided, FOR such other nominees as we may designate as a replacement or substitute.
     The following table sets forth the name, age and title of the persons who have been nominated for election as Class II directors and our other current directors.

Name	Age	Title, Director Since
Nominees for Class II Directors
(Current term expiring at 2010 Annual Meeting,
unless elected; if elected, term expires at 2013 Annual Meeting)
Vincent D. Foster(1)(2)(3)	53	Director, 1999
L. William Heiligbrodt(1)(2)	68	Director, 2009

Continuing Class III Director
(Term expires at 2011 Annual Meeting)
Ronald A. Erickson(2)(3)	73	Director, 1996

Continuing Class I Directors
(Term expires at 2012 Annual Meeting)
Melvin C. Payne	67	Chairman of the Board, Chief Executive Officer and Director, 1996
Richard W. Scott(1)(3)	56	Director, 2009

(1)	Member of Compensation Committee

(2)	Member of Audit Committee

(3)	Member of Corporate Governance Committee
     Messrs. Erickson, Foster, Heiligbrodt and Scott are “independent” within the meaning of NYSE’s Corporate Governance Guidelines.

     Set forth below is a brief description of the business experience of the directors of the Company.
Directors (listed in same order as table set forth above)
     Vincent D. Foster has served as one of our directors since 1999. Since 2007, Mr. Foster has served as the Chairman and Chief Executive Officer of Main Street Capital Corporation, a specialty investment company. He has also served as Senior Managing Director of Main Street Capital Partners, LLC (and its predecessor firms), a private investment firm, since 1997. From 1988 through 1997, Mr. Foster was a partner of Andersen Worldwide and Arthur Andersen LLP, where he served as the director of the corporate finance practice and the mergers and acquisitions practice in the southwestern United States. Mr. Foster has served as a director of the Texas TriCities chapter of the National Association of Corporate Directors, of which he is a founding member, since 2002. He is also a director of Quanta Services, Inc., a specialty contracting company that services the electrical transmission and distribution sector, U.S. Concrete, Inc., a ready-mixed concrete provider, and Team Industrial Services, Inc., a provider of specialty industrial services. Mr. Foster has extensive experience in accounting and finance and serves on other boards of multi-location businesses. His background in mergers and acquisitions, corporate finance, accounting and public company governance leadership makes him highly qualified to be a board member and the Chair of our Audit Committee.
     L. William Heiligbrodt has been a private investor and managing partner in a family business since February 2003. From February 1999 to February 2003, he served as a consultant to Service Corporation International, a funeral services corporation (“SCI”). Mr. Heiligbrodt was the President and Chief Operating Officer of SCI until February 1999 and he had served in various management positions with SCI since February 1990. Prior to joining SCI, Mr. Heiligbrodt served as President of Provident Services, Inc. from March 1988 to February 1990. Prior to that, he served for five years as Vice Chairman and Chief Executive Officer of WEDGE Group Incorporated. Before Wedge Group Inc., Mr. Heiligbrodt served as Chairman of Texas Commerce Bank, Houston and Vice Chairman of Texas Commerce Bancshares, Inc. and a Director of both companies. Mr. Heiligbrodt served as a director of BJ Services Company and served on its Nominating and Governance Committee and Executive Compensation Committee prior to the agreement in 2009 to be acquired by Baker Hughes Incorporated. Mr. Heiligbrodt’s background in banking, corporate finance and death care industry operations and growth strategies makes him uniquely qualified to serve as Lead Director and Chairman of our Executive and Compensation Committees.
     Ronald A. Erickson has been a director of Carriage since it went public in August 1996. Since 1992, Mr. Erickson has been the Chief Executive Officer of Holiday Companies, Minneapolis, Minnesota, a private business consisting primarily of convenience stores. Since 1997, Mr. Erickson has been the Vice Chairman of the Board of Gander Mountain, a non-listed company engaged in the sporting goods business. Mr. Erickson is also a director of North American Tungsten, a junior mining company located in Canada. Mr. Erickson’s executive experience in corporate and service-related industries provide him with a unique perspective from which to evaluate both our financial and operational risks and opportunities.
     Melvin C. Payne, a management founder of Carriage, has been Chairman of the Board and Chief Executive Officer since December 1996, prior to which he had been a director and Chief Executive Officer since Carriage’s inception in 1991. Prior to co-founding Carriage, Mr. Payne spent ten years in the private company turnaround business involving numerous industries including refining, chemicals, trucking, hotel, offshore petroleum supply boat and rent-to own retail industries. Prior to his turnaround career, Mr. Payne spent ten years in the corporate lending business, initially with Prudential Insurance Company and later with Texas Commerce Bank in Houston. Mr. Payne’s diverse industry and financial experience coupled with his personal leadership and a founders vision for our company makes him highly qualified to serve as Chairman of our Board Directors.
     Richard W. Scott is a seasoned financial services executive with over thirty years of capital markets experience. Since January 2009, he has served as the Senior Vice President and Chief Investment Officer of Loews Corporation and from 2001 to 2008, was a senior executive in Insurance Portfolio Management, with AIG Investments including service as the Chief Investment Officer-Insurance Operations. His career has included extensive executive and professional responsibility for all aspects of fixed income and insurance portfolio management on both domestic and global platforms, as well as extensive experience as a mergers and acquisition and capital markets professional. Mr. Scott brings multidimensional experience to our Company. He has extensive experience in merger and acquisition transaction analysis and investment management, capital markets strategy and financial performance measurement. All of which provide valuable insight to our Company.

Corporate Governance Guidelines
     We have long been committed to integrity, reliability and transparency in our disclosures to the public. Before the corporate governance listing standards of the NYSE and adopted regulations of the SEC became effective, we adopted new charters for our Board committees, a set of corporate governance guidelines, and a code of business conduct and ethics for our directors, officers and employees, and we moved to increase the independence of our Board members. In 2004, following the final release of the NYSE and SEC rules, we amended the committee charters and corporate governance guidelines, and the corporate governance guidelines and the charter for the Corporate Governance Committee were again modified in early 2005. All of these materials as well as our code of business conduct and ethics are accessible through the Investor Relations Section of our website at www.carriageservices.com, or you may receive copies without charge by writing to us at Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056, Attn: Investor Relations.
     Independence. Our corporate governance guidelines require that our Board composition comply with the NYSE rules, including the requirement that a majority of our Board consist of independent directors. Under the NYSE rules, a director qualifies as “independent” if the Board determines that he or she has no material relationship with Carriage (either directly or as a stockholder, partner or officer of an organization that has a relationship with Carriage). Further, under the NYSE guidelines, a director will not be considered independent if:
•	The director is, or in the past three years has been, an employee of Carriage, or has an immediate family member who is or in the past three years has been, an executive officer of Carriage;

•	The director or an immediate family member (other than an immediate family member who is a non-executive employee) receives, or in the past three years has received, more than $120,000 per year in direct compensation from Carriage (other than director fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•	The director is, or in the past three years has been, affiliated with or employed by, or has an immediate family member who is or in the past three years has been, affiliated with or employed in a professional capacity by a present or former auditor of Carriage;

•	The director is, or in the past three years has been, an executive officer, or has an immediate family member who is, or in the past three years has been, an executive officer of another company where any of Carriage’s present executives serves on that company’s compensation committee; or

•	The director is, or in the past three years has been, an executive officer or an employee, or has an immediate family member who is, or in the past three years has been, an executive officer of another company that makes payments to, or receives payments from, Carriage for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
     Our Corporate Governance Committee reviewed our Board composition and determined that Messrs. Erickson, Foster, Heiligbrodt and Scott meet the independence standards set forth above. In addition, all directors serving on our Audit, Compensation and Corporate Governance Committees satisfy these independence requirements.
Board Leadership Structure
     Chairman of the Board. The Board does not have a policy on whether the positions of Chairman and Chief Executive Officer are to be held by the same person. The positions are currently held by one individual.
     The Executive Chairman of our Company is Melvin C. Payne, who is also our President and Chief Executive Officer. Mr. Payne was named Executive Chairman in 1996.
     In making the determination to appoint Mr. Payne to Chairman, the Board considered numerous factors, including Mr. Payne’s significant operating experience and qualifications, his long history with the Company, his years of exercising business judgment in leading the Board, the size and complexity of our business, the business experience and tenure of our directors and the qualifications and role of our Lead Director. Based on these factors, the Board determined that it was in the best interests of the Company and its stockholders to appoint Mr. Payne as Chairman of the Board of Directors of the Company.
     Board Composition. The Corporate Governance Committee is responsible for reviewing the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. Nominees for directorship will be selected by the Corporate Governance Committee in accordance with the policies and principles in its charter. The Corporate Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate an ability to make a meaningful contribution to the Board’s oversight of our business and affairs and have a reputation for ethical conduct. Nominees for director will include individuals who, taking into account their diversity, age, skills, and experience in the context of the needs of the Board, as well as other relevant factors such as conflicts of interest and other commitments, would enhance the Board’s ability to manage and direct our affairs and business. No director may serve on more than five other public company boards or on the audit committee for more than three other public companies. We have not established term limits as we do not wish to risk losing the contribution of directors who have been able to develop, over a period of time, increasing insight into our business and operations. However, we have determined that no director may be nominated to a new term if he or she would be age 75 or older at the time of the election. Although the Company does not have a formal policy on board diversity, when considering board candidates, the Corporate Governance Committee strives to achieve a balance of knowledge, experience, and perspective such that the Company’s board reflects a diversity of backgrounds and experiences.
     The Corporate Governance Committee identifies candidates by asking our current directors and executive officers to notify the Committee if they become aware of individuals who meet the criteria described above. The Corporate Governance Committee also has the authority to engage firms that specialize in identifying director candidates. The Corporate Governance Committee will also consider candidates recommended by stockholders. A stockholder may recommend nominees for director by giving the Corporate Secretary a written notice not less than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting. For the annual meeting in 2011, the deadline will be February 17, 2011, based upon this year’s meeting occurring on May 18th. The notice must include the name and address of the stockholder giving notice and the number of shares of our voting stock owned by the stockholder. The notice must also include the full name, age, business address, principal occupation or employment of the nominee, the number of shares of Common Stock that the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Regulation 14A of the Securities Exchange Act of 1934, and the nominee’s written consent to the nomination and to serve, if elected.
     Once the Corporate Governance Committee has identified a potential candidate, the Committee collects and reviews available information regarding the individual, and if the Committee determines that the candidate warrants further consideration, the Committee Chair or another Committee member will contact the person. Generally, if the individual expresses a willingness to be considered for election to the Board, the Corporate Governance Committee will request information from the candidate, review the individual’s qualifications, and conduct one or more interviews with the candidate. When the Corporate Governance Committee has completed this process, it tenders its recommendation to the full Board for consideration.
     Executive Sessions; Lead Director. In accordance with our corporate governance guidelines, the non-management directors meet in executive session at least quarterly, outside of the presence of management directors or other members of management, both with the independent auditors and then without anyone else present. In connection with the 2005 amendments to our corporate governance guidelines, the Board established the position of Lead Director, who is required to be qualified as independent and will be appointed by a majority of the non-management directors. The Lead Director’s role is to facilitate the functioning of the Board independently of management and to enhance the quality of the Board’s governance. The Lead Director will preside at the executive sessions of the non-management directors. In 2005, Mr. Foster, Chairman of the Audit Committee, was appointed as the first Lead Director and served in this capacity until February 24, 2010. Effective February 24, 2010 the Board approved L. William Heiligbrodt as the new Lead Director.
     Board’s Role in Risk Oversight. The Board of Directors plays a significant role in providing oversight of the Company’s management of risk. Senior management has responsibility for the management of risk and reports to the Board regularly with respect to its ongoing enterprise risk management efforts. Because responsibility for the oversight of elements of the Company’s enterprise risk management extends to various committees of the Board, the Board has determined that it, rather than any one of its committees, should retain the primary oversight role for risk management. In exercising its oversight of risk management, the Board has delegated to the Audit Committee primary responsibility for the oversight of risk related to the Company’s financial statements and processes, and has determined that the Company’s internal audit function should report directly to the Audit Committee. The Board has delegated to the Compensation Committee primary responsibility for the oversight of risk related to the Company’s compensation policies and practices. The Board has delegated to the Corporate Governance Committee primary responsibility for the oversight of risk related to the Company’s corporate governance practices. Each committee reports regularly to the Board with respect to such committee’s particular risk oversight responsibilities.
     Board’s Interaction With Stockholders. Our Chief Executive Officer and other corporate officers are responsible for establishing effective communications with our stockholders. It is our policy that management speaks for Carriage. This policy does not preclude independent directors from meeting with stockholders, but where appropriate, management should be present at such meetings. Stockholders and other interested parties may contact any member of our Board or Committee thereof via U.S. mail, by addressing any correspondence to the Board, the applicable Committee, the non-management directors as a group or any individual director by either name or title, in care of Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056; Attn: Corporate Secretary. In the case of communications addressed to the non-management directors, the Corporate Secretary will send appropriate stockholder communications to the Lead Director. In the case of communications addressed to a committee of the Board, the Corporate Secretary will send appropriate stockholder communications to the Chairman of such committee.
     Board and CEO Evaluation. We have an annual process for the Board and each Committee to perform self-evaluations. These are conducted through written questionnaires compiled on a confidential basis by the Chairman of the Corporate Governance Committee with summary results presented to the full Board annually. In addition, the Compensation Committee performs an annual evaluation of the Chief Executive Officer’s performance. As part of the long-range planning, the Corporate Governance Committee is charged with evaluating Chief Executive Officer succession, both in the event of emergency and upon retirement.
     Business Conduct and Ethics. Our code of business conduct and ethics requires all of our directors, officers and employees to adhere to certain basic principles to uphold our mission to be the most professional, ethical and highest quality service organization in the death care industry. Our code requires them to comply with the law, avoid conflicts of interest, compete fairly and honestly, maintain a safe and healthy work environment, and preserve company assets. We do not presently believe that there would be any occasion requiring any changes in or waivers under the code, but in the event of exceptional circumstances in which such a change or waiver becomes necessary, it would require Board approval and, where appropriate, prompt public disclosure. Our code includes specific compliance procedures and a mechanism for reporting violations through our Human Resources Department. You can access our code of business conduct and ethics on our website at www.carriageservices.com.
Organization and Committees of the Board
     During 2009, the Board met four times and acted by unanimous consent two additional times. Each of the directors attended all of the meetings of the Board. The functions of the Audit, Compensation and Corporate Governance Committees of the Board, and the number of meetings held during 2009, are described below.
     The Compensation Committee reviews and makes recommendations to the Board concerning the compensation of Carriage’s executive officers and approves grants to all officers and employees under our stock incentive plans. The members of the Compensation Committee are L. William Heiligbrodt, Chairman, Vincent D. Foster and Richard W. Scott. In 2009, the Compensation Committee met twice. Each member of the Compensation Committee was present at all meetings. See the report of the Compensation Committee on page 20 of this Proxy Statement.
     The Audit Committee evaluates, appoints and engages Carriage’s independent registered public accounting firm and reviews the plan, scope and results of the audit with the auditors and Carriage’s officers. The Audit Committee also reviews with the auditors the principal accounting policies and internal accounting controls of Carriage. The members of the Audit Committee are Vincent D. Foster, Chairman, L. William Heiligbrodt and Ronald A. Erickson. The Audit Committee met seven times during 2009. Each member of the Audit Committee was present at all meetings. See the report of the Audit Committee on page 14 of this Proxy Statement.
     The NYSE, requires that each of its listed companies maintain an independent audit committee. None of the members of our Audit Committee has a relationship with Carriage that may interfere with the exercise of his independence from management or Carriage. No member of our Audit Committee is or has been in the last three years an employee of Carriage, or Carriage’s auditor, or in a business relationship with Carriage. Also, no immediate family member related to a member of our Audit Committee is an executive officer of Carriage, or Carriage’s auditor, or any of its affiliates. See above, under the heading “Corporate Governance Guidelines,” for a specific description of independence which we apply to our independent directors.
     In addition to the independence standard, the NYSE requires that each member of the Audit Committee be financially literate and at least one member must have accounting or related financial management expertise. Each member of our Audit Committee is financially literate. Mr. Foster meets the definition of “audit committee financial expert,” as such term is defined under the rules of the SEC, and is a certified public accountant with over 20 years of public accounting experience. Currently, Mr. Foster is the Chairman and Chief Executive Officer of an investment company for which he reviews and analyzes financial statements as part of his daily functions.
     The Corporate Governance Committee provides oversight with respect to our corporate governance guidelines, which includes reviewing the structure of the full Board and making recommendations regarding the size of the Board and the number and classification of directors. The Corporate Governance Committee also conducts a search for suitable and qualified candidates to serve as directors when the terms of office are up for election at each year’s annual meeting of stockholders, and submits the names of candidates for such positions for consideration by the Board. The members of the Corporate Governance Committee are Richard W. Scott, Chairman, Vincent D. Foster and Ronald A. Erickson. The Corporate Governance Committee met once in 2009 (and all Committee members were present).
     Attendance at Annual Stockholders’ Meetings. Each of our directors is expected to devote sufficient time and attention to his duties and to attend all board, committee, and stockholders’ meetings. Although we do not have a formal policy requiring them to do so, we encourage our directors to attend the Annual Meeting of Stockholders and expect that they will do so. All of our then current directors attended the 2009 Annual Meeting of Stockholders.
Director Compensation
     We compensate our directors through cash payments, including retainers and meeting attendance fees, and through stock-related incentives. In 2009, each independent director was entitled to a retainer of $40,000, paid on a quarterly basis. Effective February 25, 2009, Messrs. Davis and Forbes resigned and the Board appointed Messrs. Heiligbrodt and Scott as their replacements. The Directors Compensation Policy also provides that any new director will receive upon admission to the Board a grant of $100,000 in shares of Common Stock. In addition, the Chair of the Audit Committee received an annual grant of fully vested shares of our Common Stock, the number of shares to be determined by dividing $25,000 by the market value of the shares on the Annual Meeting date.
     As a general rule, in 2009, each independent director was entitled to $1,000 for each regular or special meeting of the full Board attended in person, and $500 if attended by phone. In addition, Audit Committee members received $1,500 for each committee meeting held in person and $1,000 for each such meeting held by phone, except that those amounts are reduced by one-half if the committee meeting occurs on the same day as a full Board meeting. Members of the other committees received $750 for each committee meeting held in person and $500 for each such meeting held by phone. The amounts are $1,125 and $750, respectively, for the chair of such committees, and no attendance fees are payable for these other committees for a meeting that occurs on the same day as a full Board meeting.
     Effective March 22, 2010, the Board approved a new Director Compensation Policy whereas the following cash payments, including retainers and meeting attendance fees, and stock-related incentives have changed: 1) the chairman of the Audit Committee is entitled to a retainer of $15,000 and the chairman of each of the Compensation, Governance and Executive Committees, including the lead director, is entitled to a retainer of $10,000 and 2) each independent director of the Board is entitled to an annual cash retainer of $30,000 paid on a quarterly basis and an annual equity retainer of $40,000 in shares of Common Stock. The annual cash retainers for each Committee chairman and the lead director and the annual equity retainer was paid and issued to Messrs. Foster, Erickson, Heiligbrodt and Scott on March 22, 2010. Additionally, each independent director is entitled to $1,500 for each regular or special meeting of the full Board attended in person or by phone. Audit Committee members and its chairman receive $1,500 for each committee meeting held in person or by phone, except if the committee meeting occurs on the same day as a full Board meeting, no compensation is payable for attendance at the Audit Committee meeting. Members of the other committees and their chairman receive $1,000 for each committee meeting held in person and or by phone, except if the committee meeting occurs on the same day as a full Board meeting, no compensation is payable for attendance at the committee meeting.

     Independent directors had the opportunity to elect to receive all or any portion of the annual retainer and attendance fees in shares of our Common Stock, based on the fair market value thereof as of the date the amount is earned. In 2009, Messrs. Erickson and Foster received 100% of their respective fees in Common Stock. Messrs. Heiligbrodt and Scott received 50% of their fees in cash; with the remainder of their fees received in Common Stock. Effective March 22, 2010, the directors no longer have the option to receive their retainers and attendance fees in the form of fully vested Common Stock.
     The Director Compensation Policy provides for Common Stock grants under our 2006 Long-Term Incentive Plan. We issued 3,000 fully vested shares on the day of our 2009 annual stockholder meeting to Messrs. Foster, Erickson, Heiligbrodt and Scott.
2009 Director Compensation Table

	Fees Earned and		Stock	Option	All other
Name	Paid in Cash(1)		Awards(1)(2)	Awards	Compensation(4)	Total

Vincent D. Foster	$24	(3)	$86,376	—	—	$86,400
Ronald A. Erickson	$21	(3)	$60,629	—	—	$60,650
L. William Heiligbrodt	$23,305		$28,512	—	$100,000	$151,817
Richard W. Scott	$26,422		$20,645	—	$100,000	$147,067
Joe R. Davis(5)	2	(3)	$4,333	—	—	$4,335
Gary L. Forbes(5)	1	(3)	$4,508	—	—	$4,509

(1)	Messrs. Foster, Erickson, Heiligbrodt and Scott elected to receive Common Stock totaling 29,189, 21,281, 6,258 and 5,750 shares respectively, in lieu of their cash retainer and attendance fees valued at the fair market value of the Common Stock on the date the fees were earned.

(2)	Messrs. Foster, Erickson, Heiligbrodt and Scott received a fully vested common stock grant of 3,000 shares of Common Stock on May 19, 2009 valued at the fair market value. Mr. Foster also received an annual grant of 7,575 shares of Common Stock for his service as Chairman of the Audit Committee valued at the grant date fair market value.

(3)	The amount of fees earned and paid in cash for Messrs. Foster and Erickson is the remainder of the calculation for fees paid in Common Stock.

(4)	Messrs. Heiligbrodt and Scott received a grant equal to $100,000 in shares of common stock on February 25, 2009, upon admission to the Board. One half of the shares vested immediately and the remainder vest over the next two years.

(5)	Messrs. Davis and Forbes resigned from the Board effective February 25, 2009.
PROPOSAL NO. 2
APPROVAL OF THE CARRIAGE SERVICES, INC. AMENDED AND RESTATED 2006 LONG-TERM
INCENTIVE PLAN
     On February 24, 2010 the Board of Directors approved an amendment to the 2006 Long-Term Incentive Plan (previously the “Plan”), to increase the number of shares reserved for issuance by 1,500,000 shares of common stock so that a total of 2,850,000 in the aggregate will be reserved for issuance under the Plan. As of February 24, 2010 only 108,000 shares remained available for future issuance. Of the cumulative total of 1,242,000 shares that have been issued under the 2006 Long-Term Incentive Plan, approximately 628,000 shares are unvested at February 24, 2010. No stock options have been issued under the 2006 Long-Term Incentive Plan. Also at February 24, 2010, under three other previous plans, 787,000 options are outstanding and vested with a weighted average exercise price of $2.71 and a weighted average remaining contractual life of 1.48 years. Carriage has never sponsored a pension plan, a nonqualified deferred compensation plan or any form of post-retirement benefits other than payments upon termination or change-in-control. Instead, the Company provides long-term incentive compensation by awarding executives and key employees a mix of time-based restricted shares and stock options. The executive officers will receive their awards for 2010 after the amendment is approved by the shareholders.
     The proposed Amended and Restated 2006 Long-Term Incentive Plan (the “Amended and Restated Plan”) is printed in full and attached to this Proxy Statement as Appendix A and is incorporated herein by reference. The following summaries of the proposed Amended and Restated Plan are qualified in their entirety by reference to the full text of the proposed Amended and Restated Plan.
     The affirmative vote of a majority of the voting power of the shares of capital stock present or represented by proxy at the Meeting will be required to approve this proposal. We recommend that you vote “FOR” this proposal to approve the Amended and Restated Plan.

Purpose
     The purposes of the Amended and Restated Plan are to attract and retain highly qualified individuals to perform services for Carriage and its affiliates and to serve on Carriage’s Board of Directors, to further align the interests of those individuals with those of the stockholders of Carriage, and closely link compensation with Company performance. Carriage is committed to creating long-term stockholder value. Carriage’s compensation philosophy is based on a belief that Carriage can best create stockholder value if employees and directors act and are rewarded as business owners. Carriage believes that an equity stake through equity compensation programs effectively aligns employee and stockholder interests by motivating and rewarding performance that will enhance stockholder value.
     The Board believes that existing equity grants have contributed substantially to achievement of the Company’s success and that the future granting of equity awards will continue to contribute to the Company’s success and is comparable with the practices of other companies. If the Amended and Restated Plan is approved by our stockholders, Carriage will have additional authorized shares of common stock available for future grants, for new hires and retention of existing key employees and directors.
Administration
     The Amended and Restated Plan will continue to be administered by our Compensation Committee, which consists solely of persons who qualify as “independent” under New York Stock Exchange guidelines, as “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”)) and “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934). Subject to the terms of the Amended and Restated Plan, the Compensation Committee shall have total and exclusive responsibility to control, operate, manage and administer the Amended and Restated Plan in accordance with its terms. The Compensation Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Amended and Restated Plan.
Eligibility
     The Compensation Committee shall select participants from those employees and outside directors (together “Participants”) who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to the success of Carriage and its affiliates. Once a Participant has been selected for an Award by the Compensation Committee, the Compensation Committee shall determine the type and size of Award to be granted to the participant and shall establish in the related Award Agreement the terms, conditions, restrictions and limitations applicable to the Award, in addition to those set forth in the Amended and Restated Plan and the administrative guidelines and regulations, if any, established by the Compensation Committee.
Stock Subject to the Amended and Restated Plan
     Of the original 1,350,000 shares of our common stock previously reserved for issuance, only 108,000 shares remain for future issuance. The proposed additional 1,500,000 shares will be reserved for future grants under the Amended and Restated Plan. The maximum number of shares of common stock that may be subject to existing and future incentive stock options granted under the Amended and Restated Plan would be 2,850,000. The maximum number of shares of common stock that may be granted under the Amended and Restated Plan to any one Participant (i) during the fiscal year of Carriage in which the Participant is first hired by the Company is 100,000 shares and (ii) during each subsequent fiscal year is 100,000 shares, in each case subject to adjustment as provided in the Amended and Restated Plan.
Awards under the Amended and Restated Plan
     The Amended and Restated Plan allows the Compensation Committee to award (i) options to purchase common stock, (ii) restricted stock, (iii) stock appreciation rights (“SARs”), (iv) performance awards (“Performance Award”), (v) cash bonuses, (vi) stock awards, or (vii) any combination of the foregoing, in such amounts and at such times as established by the Compensation Committee subject to the terms of the Amended and Restated Plan. After the Compensation Committee grants an Award under the Amended and Restated Plan to a Participant, Carriage and the Participant will enter into an Award Agreement setting forth the terms, conditions, restrictions and limitations applicable to the Award. All Award Agreements shall be subject to the provisions of the Amended and Restated Plan, and in the event of any conflict between the two, the terms of the Amended and Restated Plan shall govern.

     Stock Options: Options may be granted by the Compensation Committee in the form of incentive stock options or nonqualified stock options, or a combination of both; provided, however, that incentive stock options may only be provided to employees. Stock Options are subject to the terms and conditions, including vesting conditions, set by the Compensation Committee and incentive stock options are subject to further statutory restrictions that are set forth in the Amended and Restated Plan. No option shall be exercisable later than ten years after the grant date.
     The option price at which a share of common stock may be purchased upon exercise of a Stock Option shall be determined by the Committee, provided that the option price shall be (i) not less than 100% of the fair market value per share of common stock on the date the Stock Option is granted and (ii) specified in the option agreement; provided, however, if the holder of an ISO is a 10% or greater stockholder, the option price for the ISO may not be less than 110% of the fair market value on the date of grant.
     Restricted Stock: Restricted stock awards are subject to such terms, conditions and restrictions on common stock as the Compensation Committee may deem advisable, including without limitation providing for vesting upon the achievement of specified performance goals pursuant to a Performance Award and restrictions under applicable Federal or state securities laws.
     Stock Appreciation Rights: The Compensation Committee may grant Awards in the form of SARs in such numbers and at such times as it shall determine. SARs shall vest and be exercisable in whole or in such installments and at such times as may be determined by the Compensation Committee. The price at which SARs may be exercised shall be determined by the Compensation Committee but shall not be less than 100% of the Fair Market Value per share of common stock on the grant date unless the SARs were granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became Employees as a result of a merger, consolidation, acquisition, or other corporate transaction involving the Company and/or its affiliates and comply with Code Section 409A. The term of each SAR shall be as specified by the Compensation Committee; provided, however, that no SARs shall be exercisable later than ten years after the grant date.
     Performance Awards: Performance Awards may be payable in the form of cash, shares of common stock, or a combination of both. Performance Awards shall be conditioned upon the level of achievement of one or more stated performance goals over a specified performance period that shall not be shorter than one year. Performance Awards may be combined with other Awards to impose performance criteria as part of the terms of such other Awards. Each Award Agreement embodying a Performance Award shall set forth (a) the amount, including a target and maximum amount if applicable, a Participant may earn in the form of cash or shares of common stock or a formula for determining such amount, (b) the performance criteria and level of achievement versus such criteria that shall determine the amount payable or number of shares of common stock to be granted, issued, retained and/or vested, (c) the performance period over which performance is to be measured, (d) the timing of any payments to be made, (e) restrictions on the transferability of the Award, and (f) such other terms and conditions as the Compensation Committee may determine that are not inconsistent with the Amended and Restated Plan.
     Performance Goals: The performance measure(s) to be used for purposes of Performance Awards under the Amended and Restated Plan may consist of one or more or any combination of the following criteria: (a) earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis), (b) return on equity, (c) return on assets or net assets, (d) return on capital or invested capital and other related financial measures, (e) cash flow, (f) revenues, (g) income or operating income, (h) expenses or expense levels, (i) one or more operating ratios, (j) stock price, (k) total stockholder return, (l) market share, (m) operating profit, (n) profit margin, (o) capital expenditures, (p) net borrowing, debt leverage levels, credit quality or debt ratings, (q) the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions, (r) net asset value per share, (s) economic value added, and (t) individual business objectives. The performance goals based on these performance measures may be made relative to the performance of other business entities.
     Deductibility: The Compensation Committee shall determine in its sole discretion whether all or any portion of a Performance Award shall be intended to satisfy the requirements for “performance based” compensation under Section 162(m) of the Code (“162(m) Requirements”). The performance criteria for any Performance Award that is intended to satisfy such requirements shall be established in writing by the Compensation Committee based on the performance goals set forth in the Amended and Restated Plan not later than 90 days after the commencement of the performance period with respect to such Award. The maximum amount that may be paid in cash pursuant to Performance Awards granted to a Participant with respect to any Carriage fiscal year that is intended to satisfy the 162(m) Requirements is $1,000,000. At the time of the grant of a Performance Award and to the extent permitted under Section 162(m) and regulations thereunder for a Performance Award intended to satisfy the 162(m) Requirements, the Compensation Committee may provide for the manner in which the performance goals will be measured in light of specified corporate transactions, extraordinary events, accounting changes and other similar occurrences.
Equitable Adjustments
     If there is any change in the number or kind of shares of common stock outstanding, by reason of a stock dividend, spin-off, recapitalization, stock split, combination, exchange of shares, merger, reorganization, consolidation, reclassification, or other change in Carriage’s capital structure, the Compensation Committee will make appropriate adjustments to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of common stock to preclude, to the extent practicable, the enlargement or dilution of rights under such Awards. The Compensation Committee shall also have the sole discretion to determine the manner in which shares of common stock available for grant of Awards under the Amended and Restated Plan are counted.
Corporate Changes
     Except as otherwise provided in an Award Agreement, if a Participant’s employment with the Company is terminated for any reason other than death, for Cause, Inability to Perform or due to such Participant’s termination of his or her employment for Good Reason, within the one-year period following a Corporate Change, then any time periods, conditions or contingencies (including vesting conditions) relating to the exercise or realization of, or lapse of restrictions under, any Award will be automatically accelerated or waived so that the Award may be realized in full (if no exercise of the Award is required) or exercised in full (if exercise of the Award is required) upon the termination of such Participant’s employment.
     In the event of a Corporate Change, the Committee may, on or prior to the date of such Corporate Change, take any of the following actions: (i) require that Participants surrender their Stock Options or SARs in exchange for cash, common stock or securities of another company (or any combination thereof), having a value equal to the amount by which the shares of common stock underlying the Stock Options or SARS exceed the exercise or grant price; and (ii) pay to Participants holding Restricted Stock, Performance Awards or Other Incentive Awards an amount equal to the value of such Awards at the time of payment.
Transferability
     Except as the Compensation Committee otherwise provides, no Award shall be subject to execution, attachment or similar process, and no Award may be sold, transferred, pledged or otherwise disposed of, other by will or pursuant to the applicable laws of descent and distribution. In the event of legal incapacity or death, an Award may be exercised by the incapacitated Participant’s guardian or legal representative, or the person so entitled to succeed to receive the deceased Participant’s rights under the Award, respectively.
Expiration; Amendment; Termination
     Unless terminated earlier by the Board of Directors of the Company, the Amended and Restated Plan expires on the day prior to the tenth anniversary of its effective date. If approved by our stockholders, the effective date of the Amended and Restated Plan will be May 18, 2010.
     The Board may at any time suspend, terminate, amend or modify the Amended and Restated Plan, in whole or in part; provided, however, under certain circumstances described more fully in the Amended and Restated Plan, no amendment or modification of the Amended and Restated Plan shall become effective without the approval by the holders of at least a majority of the shares of common stock if (a) such amendment or modification increases the maximum number of shares subject to the Amended and Restated Plan (except for adjustments contemplated by Article IV of the Amended and Restated Plan) or changes the designation or class of persons eligible to receive Awards under the Amended and Restated Plan, or (b) counsel for Carriage determines that such approval is otherwise required by or necessary to comply with applicable law or the listing requirements of the New York Stock Exchange or such other exchange or association on which the common stock is then listed or quoted. An amendment to the Amended and Restated Plan shall not require stockholder approval if it curtails rather than expands the scope of the Amended and Restated Plan, nor if it is made to conform the Amended and Restated Plan to new statutory or regulatory requirements that arise after submission of the Amended and Restated Plan to stockholders for their approval. Upon termination of the Amended and Restated Plan, the terms and provisions of the Amended and

Restated Plan will continue to apply to Awards granted prior to such termination. Subject to the terms of the Amended and Restated Plan, no suspension, termination, amendment or modification of the Amended and Restated Plan shall adversely affect in any material way any Award previously granted under the Amended and Restated Plan, without the consent of the Participant holding such Award.
S-8 Registration
     We intend to file with the SEC a registration statement on Form S-8 covering the additional shares of common stock issuable under the Amended and Restated Plan following approval of this Proposal.
Certain Federal Income Tax Consequences
     The following discussion is a brief summary of the principal United States federal income tax consequences of the Amended and Restated Plan under the provisions of the Code and the guidance issued thereunder as currently in effect. These rules are subject to change (possibly on a retroactive basis) or different interpretation. This summary is not intended to be exhaustive and does not describe, among other things, state, local, or foreign income and other tax consequences. The specific tax consequences to a participant will depend upon a participant’s individual circumstances.
     Incentive Stock Options (“ISOs”). A participant will not recognize any ordinary income (and the Company will not be permitted any deduction) upon the grant or timely exercise of an ISO. However, the amount by which the fair market value of common stock on the exercise date of an ISO exceeds the exercise price generally will constitute an item that increases the participant’s “alternative minimum taxable income.” The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status. In addition, to the extent that the fair market value (determined as of the date of grant) of the common stock with respect to which the participant’s ISOs are exercisable for the first time during any year exceeds $100,000, the ISOs for the common stock over $100,000 will be treated as nonqualified stock options, and not ISOs for federal tax purposes.
     Exercise of an ISO will be timely if made during its term and if the optionee remains an employee of Carriage or a 50% -or-more owned subsidiary at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled participant, and without limit in the case of death). The tax consequences of an untimely exercise of an ISO will be determined in accordance with rules applicable to nonqualified stock options, discussed below.
     If the common stock acquired pursuant to the timely exercise of an ISO is later disposed of, and if the common stock is a capital asset of the participant, the participant generally will recognize short-term or long-term capital gain or loss (depending upon the length of time such shares were held by the participant) equal to the difference between the amount realized upon such sale and the exercise price. The Company, under these circumstances, will not be entitled to any income tax deduction in connection with either the exercise of the ISO or the sale of the common stock by the participant.
     If, however, the common stock acquired pursuant to the timely exercise of an ISO is disposed of by the participant prior to the expiration of two years from the date of grant of the ISO or within one year from the date the common stock is transferred to him or her upon exercise (a “disqualifying disposition”), any gain realized by the participant generally will be taxable at the time of the disqualifying disposition as follows: (i) at ordinary income rates to the extent of the difference between the exercise price and the lesser of the fair market value of the common stock on the date the ISO is exercised or the amount realized on the disqualifying disposition and (ii) if the common stock is a capital asset of the participant, as short-term or long-term capital gain (depending upon the length of time the shares were held by the participant) to the extent of any excess of the amount realized on the disqualifying disposition over the sum of the exercise price and any ordinary income recognized by the participant. The participant’s basis in the common stock will be increased by an amount equal to the amount treated as ordinary income due to such “disqualifying disposition.” In this case, the Company may claim an income tax deduction at the time of the disqualifying disposition for the amount taxable to the participant as ordinary income.

     Nonqualified Stock Options and Stock Appreciation Rights. The grant of nonqualified stock options and SARs will not result in income taxable to the participant or provide a deduction to the Company. However, the exercise of a nonqualified stock option or SAR results in taxable income to the holder, and the Company generally is entitled to a corresponding deduction. At the time of the exercise of a nonqualified stock option, the participant will be taxed at ordinary income tax rates on the excess of the fair market value of the shares purchased over the stock option’s exercise price. The participant’s tax basis for the common stock acquired under a nonqualified stock option will be equal to the exercise price paid for such common stock, plus any amounts included in the participant’s income as compensation. When a participant disposes of the common stock acquired by exercise of a nonqualified stock option, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the common stock. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares. At the time of the exercise of a SAR, the participant will be taxed at ordinary income tax rates on the amount of the cash, or the fair market value of the shares, received by the participant upon exercise.
     Payment of Exercise Price in Shares. If an option is exercised through the use of common stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise. The amount of any built-in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction. However, if the previously owned shares were acquired on the exercise of an incentive stock option and the holding period requirement for those shares was not satisfied at the time they were used to exercise a stock option, such use would constitute a disqualifying disposition of such previously owned shares resulting in the recognition of ordinary income in the amount described above.
     Restricted Stock. A participant who is granted a restricted stock award will not be taxed upon the acquisition of these shares so long as the interest in such these is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. Upon lapse or release of the restrictions, the recipient will be taxed at ordinary income tax rates on an amount equal to the then current fair market value of the shares. Any restricted stock awards that are not subject to a substantial risk of forfeiture will be taxed at the time of grant. The Company generally will be entitled to a corresponding deduction when the value of the award is included in the recipient’s taxable income. The basis of the restricted shares held after lapse or termination of restrictions will be equal to their fair market value on the date of lapse or termination of restrictions, and upon subsequent disposition any further gain or loss will be long-term or short-term capital gain or loss, depending upon the length of time the shares are held.
     A recipient of a restricted stock award may elect under Section 83(b) of the Code within 30 days of the date of transfer of the restricted shares to be taxed at ordinary income tax rates on the full fair market value of the restricted shares over the purchase price, if any, of such shares. If the election is made, the basis of the shares so acquired will be equal to the fair market value at the time of grant plus the purchase price (if any) paid by the participant. No tax will be payable upon the subsequent lapse or release of the restrictions, and any gain or loss upon disposition will be a capital gain or loss.
     Performance Awards. A recipient of a performance award will generally realize ordinary income at the time shares are transferred or cash is paid to the participant with respect to that award and the Company generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.
     Other Types of Awards. With respect to other awards under the Amended and Restated Plan, generally when the participant receives payment with respect to an award, the amount of cash and the fair market value of any other property received will be ordinary income to the participant, and the Company generally will be entitled to a tax deduction in the same amount.
     Employment Tax. In general, the amount that a participant recognizes as ordinary income under an award also is treated as “wages” for purposes of the Federal Insurance Contributions Act (“FICA”). The participant and the Company must pay equal amounts of federal employment tax under FICA with respect to the participant’s wages. Such amounts are subject to tax withholding by the Company.
     Tax Withholding. The Company shall be entitled to deduct from any payment made under the Amended and Restated Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment. The Company may require the participant to pay to the Company such withholding taxes prior to and as a condition of the making of any payment or the issuance or delivery of any shares of common stock, and shall be entitled to deduct from any other compensation payable to the participant any withholding obligations. The Company may allow a participant to pay the amount of taxes required by law to be withheld from or with respect to an award by (i) withholding shares of common stock from any payment of common stock due as a result of such award, or (ii) permitting the participant to deliver to the Company previously acquired shares of common stock, in each case having an aggregate fair market value equal to the amount of such required withholding taxes. No payment shall be made and no shares of common stock shall be issued pursuant to any award unless and until the applicable tax withholding obligations have been satisfied.
     Withholding does not represent an increase in the participant’s total income tax obligation, since it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the common stock. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by the Company to employees by January 31 of the succeeding year. Deferred compensation that is subject to Section 409A of the Code will be subject to certain federal income tax withholding and reporting requirements.
     Tax Consequences to the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.
     Million Dollar Deduction Limit and Other Tax Matters. The Company may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Company’s principal executive officer or an individual who is among the three highest compensated officers for the taxable year (other than the principal executive officer or the principal financial officer). The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation, and only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities). To the extent that the Company determines that Section 162(m) of the Code will apply to any awards granted pursuant to the Amended and Restated Plan, the Company intends that such awards will be constructed so as to constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.
     If an individual’s rights under the Amended and Restated Plan are accelerated as a result of a change in control and the individual is a “disqualified individual” under Section 280G of the Code, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income tax) payable by the individual on the value of such accelerated rights, and (ii) the loss by the Company of a compensation deduction.
     Section 409A of the Code. The American Jobs Creation Act of 2004 added Section 409A to the Code, which imposes restrictions on “nonqualified deferred compensation.” Code Section 409A generally applies to amounts deferred after December 31, 2004. Generally, options and SARs with an exercise price at least equal to the fair market value of the underlying common stock on the date of grant and restricted stock will not be considered deferred compensation if such awards do not include any other feature providing for the deferral of compensation. Failure to follow the provisions of Section 409A of the Code can result in taxation to the grantee of a 20% excise tax and interest on the taxable amount and, depending on the state, additional state taxes. It is intended that payments and benefits under the Amended and Restated Plan comply with or be exempt from Section 409A of the Code.
New Amended and Restated Plan Benefits
     The awards made under the 2006 Long-Term Incentive Plan for 2009 to the Company’s named executive officers are described in the Compensation Discussion and Analysis section of this document. Recommendations by the Compensation Committee for the 2010 awards to the named executive officers and the three regional partners are within a range of 40% to 85% of the participants base annual salaries comprised of a mix of 50% restricted shares and 50% stock options, the number of restricted shares and stock options determined by the value of the common stock and stock options on the grant date. The recommendations were the result of the study performed by Mercer (US), Inc. during 2009 as described in the Compensation Discussion and Analysis section of this document.

PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Board has selected KPMG LLP to audit our consolidated financial statements. KPMG served as our independent registered public accounting firm for 2008 and 2009.
     Representatives of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from stockholders.
     Although ratification is not required by Delaware law or our By-laws or otherwise, the Board is submitting the Audit Committee’s selection of KPMG to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. If the appointment of KPMG is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement.
     We recommend that you vote “FOR” the ratification of the selection of KPMG as our independent registered public accounting firm.
Audit Fees
     The fees billed for services by KPMG during 2008 and 2009 related to the audits of Carriage’s annual consolidated financial statements and internal controls over financial reporting and reviews of quarterly financial statements filed in the reports on Form 10-Q and Form 10-K totaled $577,000 and $578,000, respectively.
Audit-Related Fees
     There were no fees billed to Carriage by KPMG for audit-related services during 2008 and 2009.
Tax Fees
     There were no fees billed to Carriage by KPMG for tax services during 2008 and 2009.
All Other Fees
     There were no fees billed to Carriage by KPMG for any other professional services during 2008 and 2009.
Pre-Approval Policy for Services of Independent Registered Public Accounting Firm
     As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the audit firm’s independence. If a type of service to be provided by the independent registered public accounting firm has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors.
AUDIT COMMITTEE REPORT
     The Audit Committee has reviewed and discussed Carriage’s audited financial statements for the fiscal year ended December 31, 2009 with management. It has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standard No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Additionally, the Audit Committee has received the written disclosures and the letter from the independent auditors at KPMG, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.
     In an effort to maintain the auditor’s independence, the Audit Committee considers whether KPMG’s rendering of non-audit services is compatible with maintaining its independence. No non-audit services were approved or rendered during 2008 and 2009.
     Based on the Audit Committee’s review and discussions with management and the independent registered public accountants referred to above, and its review of the representation of management and the report of the independent registered public accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Carriage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.
Audit Committee
Vincent D. Foster, Chairman
Ronald A. Erickson
L. William Heiligbrodt
SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS
     The following table sets forth, as of March 19, 2010, the number of shares beneficially owned and percent of the Common Stock held by: (a) each director and director nominee of Carriage, (b) the Chief Executive Officer and Chief Financial Officer, (c) the other executive officers named in the Summary Compensation Table set forth under “Executive Compensation”, and (d) all current executive officers and directors of Carriage as a group. Under the rules of the SEC, on any day a person is deemed to own beneficially all securities as to which that person owns or shares voting or investment power, as well as all securities which such person may acquire within 60 days of such date through the exercise of currently available conversion rights or options. Each person named in the table below has sole voting and investment power with respect to the shares indicated, except as otherwise stated in the notes to the table.
Stock Ownership of Management

				Percent of
	Common	Stock	Number of Shares	Common
Beneficial Owner	Stock	Options(1)	Beneficially Owned	Stock

Melvin C. Payne(2)(4)	1,323,798	360,000	1,683,798	9.36%
Ronald A Erickson	33,750	80,000	113,750	*
Vincent D. Foster	145,680	30,000	175,680	*
L. William Heiligbrodt(3)	71,347	—	71,347	*
Richard W. Scott(3)(5)	72,170	—	72,170	*
Terry E. Sanford	173,129	10,000	183,129	1.02%
Jay D. Dodds	142,704	70,000	212,704	1.18%
J. Bradley Green	66,945	—	66,945	*
George J. Klug	135,817	35,000	170,817	*

All directors and executive officers as a group (9 persons)	2,165,340	585,000	2,750,340	15.29%

*	Indicates less than one percent.

(1)	The ownership of stock options shown in the table includes shares which may be acquired within 60 days upon the exercise of outstanding stock options granted under our stock option plans. All options are currently 100% vested.

(2)	Mr. Payne has pledged 601,000 shares of his Common Stock to a bank as secondary collateral on real estate loans.

(3)	Messrs. Heiligbrodt and Scott were appointed to the Board effective February 25, 2009.

(4)	Mr. Payne’s holdings include 6,000 shares of Common Stock held by Mr. Payne’s minor daughter.

(5)	Mr. Scott’s holdings include 1,000 shares of Common Stock held by Mr. Scott’s minor daughter and son.

Stock Ownership of Certain Beneficial Owners
     As of March 19, 2010, the persons named below were, to our knowledge, the only beneficial owners of more than 5% of our outstanding Common Stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than directors and executive officers whose beneficial ownership is described in the above table.

	Number of Shares	Percent of
Beneficial Owner	Beneficially Owned	Common Stock
Zazove Associates, LLC(1)	2,711,933	15.1%
1001 Tahoe Blvd. Incline Village, NV 89451

FMR LLC(2)	1,901,645	10.6%
82 Devonshire Street Boston, MA 02109

Dimensional Fund Advisors LP(3)	1,506,911	8.4%
1299 Ocean Avenue Santa Monica, CA 90401

First Wilshire Securities Management, Inc(4)	1,406,062	7.8%
1224 East Green Street, Suite 200 Pasadena, CA 91106

Total	7,526,551	41.9%

(1)	Based solely on Schedule 13G filed with the SEC on January 8, 2010. Zazove Associates, LLC has sole voting and dispositive power as to 2,711,933 shares, which shares are issuable upon the conversion of Carriage Services Capital Trust Preferred Securities. Such conversion had not occurred as of the record date.

(2)	Based solely on Schedule 13G filed with the SEC on February 16, 2010. FMR LLC has sole voting and dispositive power as to 1,901,645 shares.

(3)	Based solely on Schedule 13G filed with the SEC on February 8, 2010. Dimensional Fund Advisors LP has sole voting power as to 1,481,904 shares and sole dispositive power as to 1,506,911 shares.

(4)	Based solely on Schedule 13G filed with the SEC on February 17, 2010. First Wilshire Securities Management, Inc. has sole voting power as to 9,000 shares and sole dispositive power as to 1,406,062 shares.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires Carriage’s directors and executive officers, and persons who own more than 10% of a registered class of Carriage’s equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of Common Stock and other equity securities of Carriage on Forms 3, 4 and 5. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish Carriage with copies of all Forms 3, 4 and 5 they file.
     Based solely on a review of the copies of such reports furnished to Carriage or written representations from reporting persons that no Form 5 is required, Carriage believes that all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during 2009, except for the following: a late Form 4 report was filed on behalf of Mr. Dodds, with respect to one transaction related to shares of Common Stock bought on the open market.

EXECUTIVE MANAGEMENT
The following table sets forth the name, age and title of our executive officers who are not directors.

Name	Age	Title
Terry E. Sanford	54	Executive Vice President and Chief Financial Officer

Jay D. Dodds	49	Executive Vice President and Chief Operating Officer

J. Bradley Green	37	Executive Vice President, General Counsel and Secretary

George J. Klug	65	Senior Vice President and Chief Information Officer
     Set forth below is a brief description of the business experience of the executive officers of our company.
     Terry E. Sanford is the Executive Vice President and Chief Financial Officer of Carriage. Having joined the Company in 1997 as the Financial Controller, Mr. Sanford was promoted in 2000 to Vice President and Corporate Controller and in 2006 to Chief Accounting Officer and Treasurer and in September 2008 to his current position. Mr. Sanford’s work history prior to joining Carriage included senior financial positions in manufacturing, financial services and consumer products companies and public accounting. Mr. Sanford is a CPA and possesses a BBA in Accounting and an MBA in Finance.
     Jay D. Dodds is the Executive Vice President and Chief Operating Officer of Carriage. Mr. Dodds has been in senior operations leadership for Carriage since October 2000, most recently as Regional Managing Partner for the Central Region and Regional Vice President of Operations. Mr. Dodds joined Carriage in 1994 as an operations Vice President. He has over 25 years of professional funeral home, cemetery and crematory operations experience. Prior to joining Carriage, he was affiliated with Stewart Enterprises for 13 years serving in numerous operating positions. Mr. Dodds is a licensed Funeral Director and holds a BBA degree from the University of Texas Arlington. Mr. Dodds is a member of the National Funeral Directors Association, The Cremation Associations of North America and the International Funeral, Cemetery and Cremation Association.
     J. Bradley Green is the Executive Vice President, Strategic Development and General Counsel of Carriage. He joined the Company in October 2006 as General Counsel and ultimately became responsible for the human resources, payroll, risk management, and training departments. Most recently, in October 2009, Mr. Green was promoted to Executive Vice President and became responsible for the corporate development function, including the acquisition activity of Carriage. Prior to joining Carriage, Mr. Green was an attorney, focusing his practice on employment and commercial litigation. From 1998 to 2002, Mr. Green held legal and human resource positions, including General Counsel, at a Fortune 1000 company that had operations in 42 countries. Prior to that, Mr. Green was an attorney at a national law firm, focusing on the field of labor and employment law.
     George J. Klug has been Senior Vice President of Information Systems and Chief Information Officer of Carriage since May 2002. Before joining Carriage, Mr. Klug served from 1997 to 2000 as Vice President of Information Technology at Allright Corporation, an owner operator of parking facilities both national and international. Prior to Allright, Mr. Klug served as Vice President of Information Technology for various retail companies including Oshmans, Sportstown, and Zaks. He also has a background in operations and accounting and has been in management positions for 30 years.
COMPENSATION DISCUSSION AND ANALYSIS
     Our executive compensation program is designed to attract, motivate and retain talented executives so the Company can produce long-term superior results and maximize return to its stockholders. Our Compensation Committee consists entirely of independent Board members and is responsible for the approval and oversight of compensation and benefit plans and employment agreements affecting executive management.
     To achieve our compensation objectives, our Compensation Committee has structured our annual incentive-based cash and long-term non-cash executive compensation programs to motivate executives to achieve the business goals set by us and reward executives for achieving such goals. In furtherance of these goals, our Compensation Committee engaged Mercer (US), Inc. (Mercer), an outside compensation consulting firm, to conduct a review in 2009 of the total compensation program for our Chief Executive Officer and other key executives and directors. These services were recommended by management and approved by the Compensation Committee. Mercer provided our Compensation Committee with relevant market data and alternatives to consider when making compensation decisions. Fees to Mercer were approximately $240,000, including $159,000 for services related to non-executive compensation.
Compensation Program Objectives
     We compete for executive talent in a highly competitive industry. We believe that our executive compensation program, which is a key component in our ability to attract and retain talented, qualified executives, should be designed to provide a meaningful level of total compensation that is aligned with organizational and individual performance.
     The principal objectives of our executive compensation programs are to:
•	Pay competitive levels of salary and total compensation;

•	Reward management for strong Company performance and successful execution of our strategic operating models; and

•	Align incentives with the long-term interests of our stockholders.
Executive Compensation Philosophy
     In 2009, the Committee developed an Executive Compensation Philosophy (“Philosophy”) for the Company to formalize the objectives of our executive compensation practices and to serve as an ongoing reference point for executive compensation decisions. The Philosophy specifies compensation elements, defines the purpose of each element and generally expresses the target positioning of compensation levels that we desire to achieve over time. We also recognize that changes to an individual executive’s compensation elements, for example, to meet desired market positioning indicated in the Philosophy, may be phased in over multiple years. Each year we consider our executive compensation in light of our Philosophy.
     Our Executive Compensation Philosophy is summarized in the table on the following page and has been developed based on the following guiding principles:
•	To create a clear link between pay and annual and long-term company performance;

•	To attract, retain and motivate exceptional talent to drive Carriage’s revenue, growth, profitability, and total shareholder return;

•	To inspire teamwork and focus executives on a common set of critical corporate-wide business objectives;

•	To provide fair and competitive pay opportunities; and

•	To align executive interests with those of shareholders.

Target Positioning to
Element	Purpose	Market
Base Salary	Provide competitive base pay to hire and retain key talent with the desired leadership qualities.	Market median

Short-Term Incentives	Provide market competitive award opportunities that will motivate executives to achieve and exceed corporate financial goals that support the Company’s overall strategy.	Market median for target company performance level

Long-Term Incentives	Provide market competitive award opportunities that will align executive interests with shareholders and allow executives to build share ownership.	Market median for target company performance level

Ownership Guidelines	Encourage long-term ownership of company stock and alignment of executive interests with shareholders.	Mirror typical market practices
Peer Group Companies and Benchmarking
     In 2009, the Committee developed a peer group consisting of 16 companies across the broader services industries to reflect a holistic view of the Company’s markets and services in which it operates. The peer group will be used as one component in evaluating the competitiveness of the compensation levels of our Named Executive Officers (as defined below).

Advocat, Inc.	HearUSA, Inc.
Almost Family, Inc.	Hillenbrand, Inc.
Arcadia Resources, Inc.	Mac-Gray Corporation
Assisted Living Concepts, Inc.	Stewart Enterprises
Capital Senior Living Corporation	Stonemor Partners, LP.
CPI Corporation	Sunlink Health Systems, Inc.
Ensign Group, Inc.	Town Sports International Holdings
Healthcare Services Group	US Physical Therapy, Inc.
     We regularly review, revise and amend our compensation policies, practices and programs to determine if they are both appropriate and responsive to our business needs. We typically do not establish compensation levels by focusing primarily on market comparison data and historically have not found it necessary to conduct extensive external market benchmarking of our executive compensation levels or practices on an annual basis. The Compensation Committee applies judgment and discretion when evaluating the appropriateness of using market compensation data when determining any compensation amount or outcome for our executives.
Elements of the 2009 Compensation Program
     Our executive compensation program consists of the following basic elements:
•	Base salaries;

•	Annual cash incentive bonuses;

•	Long-term, share-based incentives; and

•	Other benefits.
     Allocation of compensation among these elements is designed to provide the appropriate mix of short-term incentives and long-term incentives, and cash and equity-based compensation.
Base Salaries
     The base salaries for each of our executive officers are determined on an individual basis, taking into account such factors as the duties, experience and levels of responsibility of the executive as well as the compensation levels within companies in the peer group. Base salaries for the Named Executive Officers are evaluated annually and adjustments are approved by the Compensation Committee based on its evaluation of individual performance and the market. During 2009, the Compensation Committee did not change Mr. Payne’s base salary, which remained at $500,000. Base salaries for the other Named Executive Officers during 2009 increased as follows: Mr. Sanford received an increase from $250,000 to $270,000; Mr. Dodds received an increase from $280,000 to $300,000; and Mr. Green received an increase from $270,000 to $290,000. Mr. Klug did not receive a salary increase in 2009.
Annual Cash Incentive Bonuses
     The 2009 annual cash bonus for each executive was linked to specific financial and operating targets, and specific qualitative goals established at the beginning of the year, and was designed to reward each executive for achieving results consistent with our Standards Operating and 4E Leadership Models. Of the criteria, and depending on the individual role and responsibilities, 40%-80% was weighted against objective and quantitative goals, such as diluted earnings per share, Being the Best Standards Achievement and Field EBITDA dollars and Margins, as well as departmental overhead trends and 20%-60% against qualitative goals. The executives are eligible to receive annual cash bonuses set at a target percentage of their base salary times the percent of goals achieved, and can earn above or below the target percentage based on actual performance.
     Mr. Payne’s cash incentive bonus for 2009 totaled $450,000 or 114% of his 2009 target annual bonus. Mr. Payne’s 2009 incentive bonus was weighted 75% to quantitative and 25% to qualitative goals, as approved by the Compensation Committee in February 2010. Mr. Payne achieved all of his quantitative and qualitative goals and received an additional bonus of $56,000 for his role in the trust fund repositioning strategy and execution.
     The Committee also approved the other Named Executive Officers cash incentive bonuses for 2009 which ranged from $100,000 to $137,000. The achievement of financial and operating targets, qualitative and quantitative goals, as well as each individual’s personal contribution to the Company were considered in determining the amount of the cash incentive bonus.
     For 2010, the Committee, upon the recommendation of Mercer, developed a cash incentive bonus program for the named executive officers that is tied to the achievement of diluted earnings per share (weighted 80%) and Consolidated EBITDA Margin (weighted 20%) with Threshold, Target and Maximum levels.
Long-Term Equity-Based Incentives
Stock options
     Stock options have not been granted to Named Executive Officers since 2002. Awards for 2010, as recommended by the Committee, are subject to stockholder approval of Proposal No. 2.
Restricted Stock
     Restricted stock was granted to Named Executive Officers and other key employees in 2003, 2005, 2007, 2008 and 2009. The shares are awarded by the Compensation Committee after consideration of each individual’s performance toward the Company’s recent goals, as well as expected contributions to the long-term success of the Company. The grants vest at either 33% or 25% annually beginning one year after the date of the award. The individuals are responsible for the income taxes attributable to the value of the shares. The Compensation Committee believes that this form of equity ownership helps to align the executive’s interests closely with those of the stockholders and incentivizes the executives to contribute to the long-term growth and success of the Company as a whole. Awards for 2010, as recommended by the Committee, are subject to stockholder approval of Proposal No. 2.
Performance Unit Plan
     The Compensation Committee adopted a long-term incentive compensation plan for selected officers and key employees effective August 7, 2007. Units granted under the plan have a value of $1.00 and are subject to the terms and conditions set forth in the Performance Unit Award Agreements with the grantees. One-half of the units awarded provide the grantee with the opportunity to earn a cash payment based on the total stockholder return achieved by the Company for the performance period, which is generally three years, as compared to the total stockholder return achieved by the companies constituting the Russell Microcap Index (the “Peer Group I”). The

other one-half of the units awarded provide the grantee with the opportunity to earn a cash payment based on the total stockholder return achieved by the Company for the performance period as compared with the total stockholder returns achieved by two companies in our industry, Service Corporation International and Stewart Enterprises, Inc. (the “Peer Group 2”). For units associated with the Peer Group I award, the award ranges from 0% if the percentile rank of the Company’s total stockholder return compared to the total stockholder return of the other members of Peer Group I is less than 50th, 50% if the percentile rank is 50th, 100% if the percentile rank is 60th and 150% if the percentile rank is 80th and above, with the award percentage scaled between 50th and 60th percentiles and between the 60th and 80th percentile. For units associated with the Peer Group 2 award, the award ranges from 0% if the Company’s total stockholder return is less than both of the members of Peer Group 2, 100% if greater than one of the members but not both and 150% if greater than both. Awards were granted during 2007, 2008 and 2009. The Board terminated the plan during 2009. Previous awards remain outstanding.
Other Benefits and Perquisites
     The Company sponsors a defined contribution 401(k) plan to which we match 100% of the first one percent of the participants’ contributions and 50% of the next five percent of the participants’ contributions. Additionally, the Company sponsors an employee stock purchase plan that provides the participants the ability to purchase Company stock with a discount of 15% of the lower of the grant date fair value or the purchase date fair value. The Company’s health and related plans include medical, dental, life and disability coverage. The benefits provided to executive officers are offered through broad-based plans applicable to all employees, except that the Chief Executive Officer is prohibited from participating in the employee stock purchase plan. The Chief Executive Officer is reimbursed annually for life insurance premiums of up to $25,000 and club dues, the combined cost of which totaled $27,150 in 2009. Otherwise, the Company provides no other perquisites to any other executives.
Management’s Role in Determining Executive Compensation
     The Compensation Committee makes all final decisions regarding executive officer compensation. Mr. Payne’s role as Chairman, President and Chief Executive Officer in determining executive compensation is to make recommendations on compensation decisions for those other than himself based on the individual performance of each executive officer and overall Company performance. Management’s role in determining executive and non-employee director compensation includes:
•	Developing, summarizing and presenting information and analyses to enable the Compensation Committee to execute its responsibilities, as well as addressing specific requests for information from the Committee;

•	Attending the Compensation Committee’s meetings as requested in order to provide information, respond to questions and otherwise assist the Committee;

•	Developing individual executive officer bonus plans for consideration by the Compensation Committee and reporting to the Committee regarding achievement against the bonus plans; and

•	Preparing stock award recommendations for the Committee’s approval.
Executive Stock Ownership Guidelines
     Encouraging long-term ownership of Carriage stock among our senior management team is an important aspect of our executive compensation policies and practices. This reflects our conviction that all senior executives should have meaningful share ownership positions in the Company in order to reinforce the long-term alignment of the interests of management and our shareholders. In 2009, Carriage instituted a stock ownership guideline policy for all corporate officers, including the named executive officers and three regional partners. The Compensation Committee will periodically review the guideline requirements to ensure they continue to be appropriate.
     Our stock ownership requirements are as follows:

Position	Market Value of Stock Owned	Expected Time to Comply
Chairman and CEO	5 times salary	5 years
Other Named Executive Officers	3 times salary	5 years
Corporate Officers	1.5 times salary	5 years
Regional Partners	1 times salary	5 years

Tax and Accounting Considerations
     For compensation in excess of $1 million, Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits our ability to take a federal income tax deduction for compensation paid to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, except for qualified performance-based compensation. Restricted stock awards generally would not qualify for this exemption. While the Compensation Committee will seek to utilize deductible forms of compensation, it does not believe that compensation decisions should be made solely to maintain the deductibility of compensation for federal income tax purposes. The Compensation Committee plans to continue to evaluate salary, bonus and stock awards programs relative to the Section 162(m) deduction limitation.
     The company recognizes compensation expense in an amount equal to the fair value of the share-based awards over the period of vesting. Fair value is determined on the date of the grant. The fair value of options or awards containing options is determined using the Black-Scholes valuation model. The Compensation Committee considers the impact of expensing share-based awards when awarding incentives.
2010 Compensation Decisions
     In 2009 the Committee made significant efforts to restructure the Company’s executive annual and long-term incentive programs for 2010 and future years. These changes included introducing a more quantitative approach to annual incentives using Earnings per Share and Earnings before Interest, Taxes, Depreciation, and Amortization (EBITDA) margin as the key financial measures and a using a blended approach of service-based stock options and performance-based restricted stock grants to better align long-term incentive compensation with the business performance of the Company and returns to shareholders. A more complete summary of the 2010 decisions for our named executive officers will be included in the Proxy Statement of our 2011 Annual Meeting.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
L. William Heiligbrodt, Chairman
Vincent D. Foster
Richard W. Scott
Compensation Policies and Practices as they Relate to the Company’s Risk Management
     The Compensation Committee considers, among other things, in establishing and reviewing our executive compensation program, whether the program pays the executives for performance and whether the program encourages unnecessary or excessive risk taking. The Compensation Committee reviews annually the principal components of executive compensation. Base salaries are reviewed annually and fixed in amount. Annual incentive pay is focused on achievement of certain specific overall financial goals and is determined using multiple performance criteria. The Compensation Committee believes that these cash incentive plans appropriately balance risk, payment for performance and the desire to focus executives on specific financial and leadership measures and that they do not encourage unnecessary or excessive risk taking. We believe that the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonable and do not create any risk or adverse effect on the Company.
Compensation Committee Interlocks and Insider Participation
     L. William Heiligbrodt became the Chairman of the Compensation Committee effective February 25, 2009. No member of the Compensation Committee was an officer or employee of Carriage at any time during 2009, or formerly an officer of Carriage.
     During 2009, no executive officer of Carriage served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors; or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Carriage.
EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth information regarding the compensation for the fiscal years ended December 31, 2009, 2008 and 2007, with respect to the Principal Executive Officer, the Principal Financial Officer and the three other most highly compensated executive officers of Carriage whose compensation during 2009 exceeded $100,000 (collectively, the “Named Executive Officers”).

Name and				Stock	All Other
Principal Position	Year	Salary	Bonus	Awards(1)	Compensation	Total
Melvin C. Payne	2009	$500,000	$450,000	$271,950	$35,725 (2)	$1,257,675
Chairman of the Board and	2008	$500,000	$150,000	$300,000	$29,624	$979,624
Chief Executive Officer	2007	$488,168	$383,000	$1,120,000	$41,449	$2,032,617

Terry E. Sanford	2009	$251,692	$110,000	$107,850	$11,020	$469,542
Executive Vice President and	2008	$205,000	$80,000	$97,000		$393,020
Chief Financial Officer

Jay D. Dodds	2009	$277,077	$137,000	$107,850		$521,927
Executive Vice President and	2008	$240,000	$104,000	$70,000		$414,000
Chief Operating Officer	2007	$219,616	$120,000	$96,000		$435,616

J. Bradley Green	2009	$271,692	$114,000	$90,975		$476,667
Executive Vice President,	2008	$268,462	$94,000	$70,000		$432,462
General Counsel and Secretary	2007	$208,846	$110,000	$—		$318,846

George J. Klug	2009	$240,000	$100,000	$90,975		$430,975
Senior Vice President and	2008	$240,000	$80,000	$70,000		$390,000
Chief Information Officer	2007	$221,154	$100,000	$96,000		$417,154

(1)	Reflects compensation expense for restricted stock grants. Reflects the grant date fair value of stock awards granted in each fiscal year, calculated in accordance with FASB ASC Topic 718. For stock awards granted in 2007, 2008 and 2009, this includes the number of shares awarded multiplied by the grant date closing price of a share of Company stock for the time-based awards that were granted. For both years, time-based awards were granted. The Restricted Common Stock grants vest either at 25% or 33% per year beginning on the first anniversary of the date of grant.

(2)	Reflects reimbursement of life insurance premiums for Mr. Payne where the Company was not named the beneficiary totaling $25,000, reimbursement of club dues totaling $2,150 and 401(k) matching contributions totaling $8,575. All other compensation was less than $10,000 for the other Named Executive Officers in 2009.

Grants of Plan-Based Awards in 2009

					All other
		Estimated future payouts under			stock awards:		Grant date
		equity incentive plan awards			number of		fair value
	Grant	Threshold	Target	Maximum	shares of		of stock
Name	Date	($)	($)	($)	stock or units		awards

Melvin C. Payne	1/1/2009	(1)	$300,000	$450,000
	1/29/2009				75,000	(2)	$168,750
	11/12/2009				24,000	(3)	$103,200

Terry E. Sanford	1/1/2009	(1)	$100,000	$150,000
	1/29/2009				25,000	(2)	$56,250
	11/12/2009				12,000	(3)	$51,600

Jay D. Dodds	1/1/2009	(1)	$100,000	$150,000
	1/29/2009				25,000	(2)	$56,250
	11/12/2009				12,000	(3)	$51,600

J. Bradley Green	1/1/2009	(1)	$100,000	$105,000
	1/29/2009				17,500	(2)	$39,375
	11/12/2009				12,000	(3)	$51,600

George J. Klug	1/1/2009	(1)	$70,000	$105,000
	1/29/2009				17,500	(2)	$39,375
	11/12/2009				12,000	(3)	$51,600

(1)	The January 1, 2009 grants represent the units awarded pursuant to the Performance Unit Plan, as described on page 25. There is no threshold, or minimum amount payable, as by operation of the Performance Unit Plan; the future payout may be none. The Target award amount is based on the Company’s Total Shareholder Return (i) ranked at the 60th percentile in comparison to the Total Shareholder Return of the members of the Russell Microcap Index and (ii) ranked second among the peer group for Total Shareholder Return, both for the three year period ending December 31, 2011.

(2)	These are restricted stock awards that vest over four years. Grant date fair value for the time-based restricted stock is the number of shares, multiplied by the closing market price on the grant date, which was $2.25.

(3)	These are restricted stock awards that vest over three years. Grant date fair value for the time-based restricted stock is the number of shares, multiplied by the closing market price on the grant date, which was $4.30.
Employment Agreements
     On August 27, 2007, the Company entered into an employment agreement dated August 7, 2007 (“Agreement”) with Melvin C. Payne, its Chairman of the Board and Chief Executive Officer for a term until August 6, 2010 (subject to earlier termination or extension), and shall automatically be renewed on an annual basis thereafter, unless terminated by either party upon sixty days written notice prior to the end of the term then in effect.
     The Agreement provides that Mr. Payne will receive a base annual salary of not less than $500,000. Upon signing the Agreement, Mr. Payne was granted an award of 100,000 shares of restricted stock that vests in four equal annual installments, subject to continued employment over the four years following the date of grant. In addition, Mr. Payne shall be entitled to consideration for an annual performance-based bonus, the target amount of which is 75% of the base annual salary with a potential maximum amount equal to 150% of the base annual salary and a minimum amount of zero based on the achievement of quantitative and qualitative metrics determined at the discretion of the Compensation Committee of the Board. Mr. Payne shall be eligible for awards of restricted stock and other long-term incentive-based compensation under the terms of the Company’s 2006 Long Term Incentive Plan and as approved by the Compensation Committee of the Board. Also, effective as of January 1, 2007, Mr. Payne is entitled to reimbursement of premiums on non-Company sponsored disability and life insurance policies up to $25,000 annually.
     Carriage is also a party to separate employment agreements with Messrs. Sanford, Dodds, Green and Klug each for a term until August 6, 2010 (subject to earlier termination or extension), and each shall automatically be renewed on an annual basis thereafter, unless terminated by either party upon sixty days written notice prior to the end of the term then in effect.
     The current base salaries for Messrs. Sanford, Dodds, Green and Klug are $270,000, $300,000, $290,000, and $240,000, respectively. In addition to the base annual salaries, these executives are entitled to consideration for annual performance-based bonuses, as may be recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board, and shall be eligible for awards of restricted stock and other long-term incentive-based compensation under the terms of the Company’s 2006 Long Term Incentive Plan and as approved by the Compensation Committee of the Board.
Outstanding Equity Awards at Fiscal Year-End
Option Awards Outstanding at December 31, 2009:

		Number of
		Securities	Equity Incentive Plan
	Number of Securities	Underlying	Awards: Number of
	Underlying	Unexercised	Securities Underlying		Option
	Unexercised Options	Options	Unexercised Unearned	Option	Expiration
Name	Exercisable	Unexercisable	Options	Exercise Price	Date

Melvin C. Payne	300,000			$1.5625	12/22/2010
	60,000	—	—	$4.7700	2/11/2012

Terry E. Sanford	10,000	—	—	$4.7700	2/11/2012

Jay D. Dodds	50,000			$1.1875	12/22/2010
	20,000	—	—	$4.7700	2/11/2012

J. Bradley Green	—	—	—	—	—

George J. Klug	15,000			$5.8200	7/27/2011
	20,000	—	—	$4.7700	2/11/2012

Stock Awards Outstanding at December 31, 2009:

				Equity Incentive Plan
			Equity Incentive Plan	Awards: Market or
	Number of Restricted		Awards: Number of	Payout Value of
	Shares of Common	Market Value of Restricted	Unearned Shares, Units or	Unearned Shares,
	Stock That Have Not	Shares of Common Stock	Other Rights That Have	Units or Other Rights
Name	Vested(1)	That Have Not Vested(2)	Not Vested(3)	That Have Not Vested

Melvin C. Payne	198,880	$781,598	—	—
Terry E. Sanford	59,734	$234,755	—	—
Jay D. Dodds	51,472	$202,285	—	—
J. Bradley Green	41,472	$162,985	—	—
George J. Klug	43,972	$172,810	—	—

(1)	The restricted shares vest on the following dates:
Mr. Payne–10,000 on 2/13/2010 and 2/13/2011; 25,000 on 8/7/2010 and 8/7/2011; 9,960 on 2/7/2010, 2/7/2011 and 2/7/2012; 18,750 on 1/29/2010, 1/29/2011, 1/29/2012 and 1/29/2013; 8,000 on 11/12/2010, 11/12/2011 and 11/12/2012.
Mr. Sanford–3,750 on 2/13/2010 and 2/13/2011; 1,328 on 2/7/2010, 2/7/2011 and 2/7/2012; 3,750 on 9/12/2010, 9/12/2011 and 9/12/2012; 6,250 on 1/29/2010, 1/29/2011, 1/29/2012 and 1/29/2013; 3,000 on 11/12/2010, 11/12/2011 and 11/12/2012.
Mr. Dodds–3,750 on 2/13/2010 and 2/13/2011; 2,324 on 2/7/2010, 2/7/2011 and 2/7/2012; 6,250 on 1/29/2010, 1/29/2011, 1/29/2012 and 1/29/2013; 3,000 on 11/12/2010, 11/12/2011 and 11/12/2012.
Mr. Green–5,000 on 10/9/2010; 2,324 on 2/7/2010, 2/7/2011 and 2/7/2012; 4,375 on 1/29/2010, 1/29/2011, 1/29/2012 and 1/29/2013; 3,000 on 11/12/2010, 11/12/2011 and 11/12/2012.
Mr. Klug–3,750 on 2/13/2010 and 2/13/2011; 2,324 on 2/7/2010, 2/7/2011 and 2/7/2012; 4,375 on 1/29/2010, 1/29/2011, 1/29/2012 and 1/29/2013; 3,000 on 11/12/2010, 11/12/2011 and 11/12/2012.

(2)	The closing market value of the Common Stock at the end of 2009 was $3.93 per share.

(3)	The performance units vest on December 31, 2010.
Option Exercises and Stock Vested during 2009

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting(1)

Melvin C. Payne	—	—	59,960	$171,270
Terry E. Sanford	—	—	11,828	$31,413
Jay D. Dodds	26,212	$75,360	8,574	$17,325
J. Bradley Green	—	—	7,324	$23,875
George J. Klug	—	—	7,324	$23,875

(1)	Value realized on vesting is calculated using the closing market price on the date that the shares vested.
Pension Benefits
     Carriage does not sponsor a pension plan.
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
     Carriage does not sponsor any nonqualified defined contribution or other nonqualified deferred compensation plans.
Potential Payments upon Termination or Change-in-Control
     If Mr. Payne is terminated without cause, the Company shall continue to pay (1) his base pay for a period of 36 months, (2) fifty percent of the annual target bonus for the year of termination, (3) all benefits payable under any benefit plan or program of the Company and (4) medical continuation premiums for a period of up to 36 months. If following a change in control Mr. Payne voluntarily terminates his employment for Good Reason (as defined in his employment agreement) or he is discharged without cause, in either case, within 24 months following the change in control, then the Company shall pay (1) a lump sum payment equal to three times Mr. Payne’s base annual salary, (2) fifty percent of the annual target bonus for the year of termination, (3) all benefits payable under any benefit plan or program of the Company, and (4) medical continuation premiums for a period of up to 36 months. In addition, the agreement contains a covenant prohibiting Mr. Payne from competing with Carriage while he is employed by the Company and, if his employment is terminated for any reason, then for a period of two years thereafter. The amount that would be currently payable to Mr. Payne in the event of either termination or change in control, calculated using his base annual salary at December 31, 2009 of $500,000 and fifty percent of his current target bonus of 75% of his base annual salary, would be $1,687,500.
     If the Company discharged Messrs. Sanford, Dodds, Green or Klug without cause, the Company shall continue to pay (1) the Executive’s base pay for a period of eighteen months, (2) fifty percent of the annual bonus for the year of termination, (3) all benefits payable under any benefit plan or program of the Company, and (4) medical continuation premiums for a period of up to eighteen months. If following a change in control the Executive voluntarily terminates his employment for Good Reason (as defined in his employment agreement) or the Executive is discharged without cause, in either case, within 24 months following the change in control, then the employment agreement shall automatically terminate and the Company shall pay (1) a lump sum payment equal to one and one-half the Executive’s base annual salary, (2) fifty percent of the annual bonus for the year of termination, (3) all benefits payable under any benefit plan or program of the Company, and (4) medical continuation premiums for up to eighteen months. The amounts payable to Messrs. Sanford, Dodds, Green and Klug as a result of either termination or corporate changes, based on their respective base salaries at December 31, 2009, would be $405,000, $450,000, $435,000 and $360,000, respectively, plus 50% of their current year bonus as determined by the Compensation Committee.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Approval of Related Party Transactions
     The Corporate Governance Committee has the responsibility to review and discuss with management and approve any transactions or courses of dealing with related parties. During this process, related party transactions are disclosed to all Board members. To the extent such transactions are ongoing business relationships, the transactions are reviewed annually and such relationships will be on terms not materially less favorable than what would be usual and customary in similar transactions between unrelated persons dealing at arms’ length. The Corporate Governance Committee intends to approve only those related party transactions that are in the best interest of Carriage and our stockholders. The policies and procedures for related party transactions are documented in the Code of Business Conduct and Ethics.
     Other than as described below, since January 1, 2009, there has not been a transaction or series of related transactions, or any other currently proposed transaction, to which Carriage was or is a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than five percent (5%) of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.
     The Company engaged a law firm, in which one of its partners is the spouse of J. Bradley Green, the Company’s Executive Vice President, General Counsel and Secretary, for various legal matters. During the fiscal year ended December 31, 2009, the Company paid the law firm $389,000.
     Carriage is a 40% stockholder in an entity that provides cremation services. Carriage also provides 100% of the financing needs for the entity. Jay D. Dodds, Carriage’s Executive Vice President and Chief Operating Officer, is a one-third owner in a company that owns 52.8% of this entity. As of December 31, 2009, the entity owed Carriage $1,538,370 in the form of a working capital line of credit.
     Richard W. Scott, member of the Company’s Board of Directors, is a key member of management and Chief Investment Officer of an otherwise unrelated company that holds $7.3 million of the Company’s 7.875% Senior Notes for investment purposes.
OTHER BUSINESS
     Management does not intend to bring any other business before the Annual Meeting and has not been informed that any other matters are to be presented at the Annual Meeting by others. If other matters properly come before the Annual Meeting or any adjournment thereof, the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment.
STOCKHOLDER PROPOSALS
     Proposals of stockholders intended to be presented at the next annual meeting of stockholders and included in our proxy statement for that meeting, and which are otherwise eligible, must be received by the Corporate Secretary of Carriage (at the address indicated on the first page of this Proxy Statement) no later than 120 days before the anniversary of the mailing date for the meeting scheduled to be held in May 2011, pursuant to the proxy solicitation rules of the SEC, to be included in Carriage’s proxy material and form of proxy relating to that meeting. A stockholder proposal not intended to be included in Carriage’s proxy statement but intended to be presented at Carriage’s next annual meeting of stockholders will be considered untimely and not considered at that meeting if received by us no later than 45 days before the anniversary of the mailing date for the meeting scheduled to be held in May 2011, pursuant to the proxy solicitation rules of the SEC.
ADDITIONAL INFORMATION
Annual Report
     The Annual Report to Stockholders for the year ended December 31, 2009 is being mailed to all stockholders entitled to vote at the Annual Meeting. The Annual Report to Stockholders does not form any part of the proxy soliciting materials. Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, are available without charge to stockholders through the Investor Relations Section of our website at www.carriageservices.com or upon request to Terry E. Sanford, Executive Vice President and Chief Financial Officer, Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056 or from the SEC’s website at www.sec.gov.
Number of Proxy Statements and Annual Reports
     Only one copy of this Proxy Statement and the Annual Report accompanying this Proxy Statement will be mailed to stockholders who have the same address, unless we receive contrary instructions from one or more of such stockholders. Additional copies will be promptly delivered at no additional cost to the requesting stockholder. Stockholders may contact the Company via U.S. Mail, by addressing correspondence to the Corporate Secretary in care of Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056.
     REGARDLESS OF THE NUMBER OF SHARES YOU OWN, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.
By Order of the Board of Directors
J. Bradley Green
Executive Vice President, General Counsel and Secretary
Houston, Texas
April 13, 2010

APPENDIX A
CARRIAGE SERVICES INC.
AMENDED AND RESTATED
2006 LONG-TERM INCENTIVE PLAN
ARTICLE I ESTABLISHMENT AND PURPOSE
     1.1 Establishment and Purpose. Carriage Services Inc. (“Carriage”) hereby amends and restates the Carriage Services Inc. 2006 Long-Term Incentive Plan, as set forth in this document. The purposes of the Plan are to attract and retain highly qualified individuals to perform services for Carriage and its Affiliates and to serve on Carriage’s Board of Directors, to further align the interests of those individuals with those of the stockholders of Carriage, and closely link compensation with Company performance. Carriage is committed to creating long-term stockholder value. Carriage’s compensation philosophy is based on a belief that Carriage can best create stockholder value if employees and directors act and are rewarded as business owners. Carriage believes that an equity stake through equity compensation programs effectively aligns employee and stockholder interests by motivating and rewarding performance that will enhance stockholder value.
     1.2 Effectiveness and Term. This Plan became effective as of May 25, 2006 (the “Effective Date”), and is amended effective May 18, 2010 provided that on or prior to May 18, 2010 the amendment to the Plan is duly approved by the holders of at least a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of Carriage duly held in accordance with applicable law. Unless terminated earlier by the Board pursuant to Section 13.1, this Plan shall terminate on the day prior to the tenth anniversary of the Effective Date.
ARTICLE II DEFINITIONS
     2.1 “Affiliate” means (a) with respect to Incentive Stock Options, a “parent corporation” or a “subsidiary corporation” of Carriage, as those terms are defined in Sections 424(e) and (f) of the Code, respectively, and (b) with respect to other Awards, (i) a “parent corporation” or a subsidiary corporation” of Carriage as defined in (a) above, or (ii) any other person with whom Carriage would be considered a single employer under Section 414(b) of the Code (controlled group of corporations) or Section 414(c) of the Code (partnerships, proprietorships, etc., under common control), provided that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.
     2.2 “Award” means an award granted to a Participant in the form of Options, SARs, Restricted Stock, Performance Awards, Stock Awards or Other Incentive Awards, whether granted singly or in combination.
     2.3 “Award Agreement” means a written agreement between Carriage and a Participant that sets forth the terms, conditions, restrictions and limitations applicable to an Award.
     2.4 “Board” means the Board of Directors of Carriage.
     2.5 “Carriage” means Carriage Services Inc., a Delaware corporation, or any successor thereto.
     2.6 “Cause” means a finding by the Committee of acts or omissions constituting, in the Committee’s reasonable judgment, (a) a breach of duty by the Participant in the course of his employment involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty to the Company, or moral turpitude constituting criminal felony; (b) conduct by the Participant that is materially detrimental to the Company, monetarily or otherwise, or reflects unfavorably on the Company or the Participant to such an extent that the Company’s best interests reasonably require the termination of the Participant’s employment; (c) acts or omissions of the Participant materially in violation of his obligations under any written employment or other agreement between the Participant and the Company or at law; (d) the Participant’s failure to comply with or enforce Company policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct; (e) the Participant’s repeated insubordination; (f) the Participant’s failure to comply with or enforce, in any material respect, all other personnel policies of the Company; (g) the Participant’s failure to devote his full (or other required) working time and best efforts to the performance of his responsibilities to the Company; or (h) the Participant’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to a felony or any violation of federal or state securities laws.
     2.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations.
     2.8 “Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board to administer the Plan, which committee shall consist of two or more members of the Board; provided, however, that with respect to the application of the Plan to Awards made to Outside Directors, the “Committee” shall be the Board. During such time as the Common Stock is registered under Section 12 of the Exchange Act, each member of the Committee shall be an Independent Director. To the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board.
     2.9 “Common Stock” means the common stock of Carriage, $.01 par value per share, or any stock or other securities of hereafter issued or issuable in substitution or exchange for the Common Stock.
     2.10 “Company” means Carriage and any Affiliate.
     2.11 “Corporate Change” means (a) the dissolution or liquidation of Carriage; (b) a reorganization, merger or consolidation of Carriage with one or more corporations (other than a merger or consolidation effecting a reincorporation of Carriage in another state or any other merger or consolidation in which the stockholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the stockholders of Carriage and their proportionate interests therein immediately prior to the merger or consolidation) (collectively, a “Corporate Change Merger”); (c) the sale of all or substantially all of the assets of the Company; or (d) the occurrence of a Change in Control. A “Change in Control” shall be deemed to have occurred if (a) individuals who were directors of Carriage immediately prior to a Control Transaction shall cease, within two years of such Control Transaction to constitute a majority of the Board (or of the Board of Directors of any successor to Carriage or to a company which has acquired all or substantially all its assets) other than by reason of an increase in the size of the membership of the applicable Board that is approved by at least a majority of the individuals who were directors of Carriage immediately prior to such Control Transaction or (b) any entity, person or Group acquires shares of Carriage in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially 50% or more of the outstanding shares of Common Stock. As used herein, “Control Transaction” means (a) any tender offer for or acquisition of capital stock of Carriage pursuant to which any person, entity, or Group directly or indirectly acquires beneficial ownership of 20% or more of the outstanding shares of Common Stock; (b) any Corporate Change Merger of Carriage; (c) any contested election of directors of Carriage; or (d) any combination of the foregoing, any one of which results in a change in voting power sufficient to elect a majority of the Board. As used herein, “Group” means persons who act “in concert” as described in Sections 13(d)(3) and/or 14(d)(2) of the Exchange Act.
     2.12 “Effective Date” means the date this Plan became effective as provided in Section 1.2.
     2.13 “Employee” means an employee of the Company; provided, however, that the term “Employee” does not include an Outside Director.
     2.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     2.15 “Fair Market Value” means (a) for so long as the Common Stock is listed on the New York Stock Exchange or any other national stock exchange, the average of the highest and lowest selling prices for such stock as quoted on such exchange for the date the Award is granted (or if there are no sales for such date of grant, then for the last preceding business day on which there were sales), (b) if the Common Stock is traded in the over-the-counter market, the average of the representative closing bid and asked prices as reported by NASDAQ for the date the Award is granted (or if there was no quoted price for such date of grant, then for the last preceding business day on which there was a quoted price), or (c) if the Common Stock is traded in the NASDAQ National Market System, the average of the highest and lowest selling prices for such stock as quoted on the NASDAQ National Market System for the date the Award is granted (or if there are no sales for such date of grant, then for the last preceding business day on which there were sales), or (d) if the Common Stock is not reported or quoted by any such organization, fair market value of the Common Stock as determined in good faith by the Committee using a “reasonable application of a reasonable valuation method” within the meaning Section 409A of the Code and the regulations thereunder. Notwithstanding the foregoing, “Fair Market Value” with respect to an Incentive Stock Option shall mean fair market value as determined in good faith by the Committee within the meaning of Section 422 of the Code.
     2.16 “Good Reason” means any of the following actions if taken without the Participant’s prior written consent: (a) any material failure by the Company to comply with its obligations under the terms of a written employment agreement; (b) any demotion of the Participant as evidenced by a material reduction in the Participant’s responsibilities, duties, compensation, or benefits; or (c) any permanent relocation of the Participant’s place of business to a location 50 miles or more from the then-current location. Neither a transfer of employment among Carriage and any of its Affiliates, a change in any co-employment relationship, nor a mere change in job title or reporting structure constitutes “Good Reason.”
     2.17 “Grant Date” means the date an Award is determined to be effective by the Committee upon the grant of such Award.
     2.18 “Inability to Perform” means and shall be deemed to have occurred if the Participant has been determined under the Company’s or any co-employer’s long-term disability plan to be eligible for long-term disability benefits. In the absence of the Participant’s participation in, application for benefits under, or existence of such a plan, “Inability to Perform” means a finding by the Committee in its sole judgment that the Participant is, despite any reasonable accommodation required by law, unable to perform the essential functions of his position because of an illness or injury for (a) 60% or more of the normal working days during six consecutive calendar months or (b) 40% or more of the normal working days during twelve consecutive calendar months.
     2.19 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422(b) of the Code.
     2.20 “Independent Director” means a member of the Board who: (a) meets the independence requirements of the New York Stock Exchange (or such other exchange or quotation system upon which the shares of Common Stock are listed or quoted), (b) from and after the date on which the remuneration paid pursuant to the Plan becomes subject to the deduction limitation under Section 162(m) of the Code, qualifies as an “outside director” under Section 162(m) of the Code, (c) qualifies as a “non-employee director” of Carriage under Rule 16b-3, and (d) satisfies independence criteria under any other applicable laws or regulations relating to the issuance of shares of Common Stock to Employees.
     2.21 “NASDAQ” means The NASDAQ Stock Market, Inc.
     2.22 “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.
     2.23 “Option” means an option to purchase shares of Common Stock granted to a Participant pursuant to Article VII. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option, as determined by the Committee.
     2.24 “Other Incentive Award” means an incentive award granted to a Participant pursuant to Article XI.
     2.25 “Outside Director” means a member of the Board who is either: (a) an Independent Director, or (b) another member of the Board who may be an Employee but who is not an executive officer of Carriage.
     2.26 “Participant” means an Employee or Outside Director who has been granted an Award; provided, however, that no Award that may be settled in Common Stock may be issued to a Participant that is not a natural person.

     2.27 “Performance Award” means an Award granted to a Participant pursuant to Article X to receive cash or Common Stock conditioned in whole or in part upon the satisfaction of specified performance criteria.
     2.28 “Permitted Transferee” shall have the meaning given such term in Section 14.4.
     2.29 “Plan” means the Carriage Services Inc. Amended and Restated 2006 Long-Term Incentive Plan, as in effect and amended from time to time.
     2.30 “Restricted Period” means the period established by the Committee with respect to an Award of Restricted Stock during which the Award remains subject to forfeiture.
     2.31 “Restricted Stock” means a share of Common Stock granted to a Participant pursuant to Article IX that is subject to such terms, conditions, and restrictions as may be determined by the Committee.
     2.32 “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation that may be in effect from time to time.
     2.33 “SEC” means the United States Securities and Exchange Commission, or any successor agency or organization.
     2.34 “Securities Act” means the Securities Act of 1933, as amended.
     2.35 “Stock Appreciation Right” or “SAR” means a right granted to a Participant pursuant to Article VIII with respect to a share of Common Stock to receive upon exercise cash, Common Stock or a combination of cash and Common Stock, equal to the appreciation in value of a share of Common Stock.
ARTICLE III PLAN ADMINISTRATION
     3.1 Plan Administrator and Discretionary Authority. The Plan shall be administered by the Committee. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to: (a) interpret the Plan and the Award Agreements executed hereunder; (b) decide all questions concerning eligibility for, and the amount of, Awards granted under the Plan; (c) construe any ambiguous provision of the Plan or any Award Agreement; (d) prescribe the form of Award Agreements; (v) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement; (e) issue administrative guidelines as an aid to administering the Plan and make changes in such guidelines as the Committee from time to time deems proper; (f) make regulations for carrying out the Plan and make changes in such regulations as the Committee from time to time deems proper; (g) determine whether Awards should be granted singly or in combination; (h) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations; (i) accelerate the exercise, vesting or payment of an Award when such action or actions would be in the best interests of the Company; (j) require Participants to hold a stated number or percentage of shares of Common Stock acquired pursuant to an Award for a stated period; and (k) take any and all other actions the Committee deems necessary or advisable for the proper operation or administration of the Plan. The Committee shall have authority in its sole discretion with respect to all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan, including without limitation its construction of the terms of the Plan and its determination of eligibility for participation in, and the terms of Awards granted under, the Plan. The decisions of the Committee and its actions with respect to the Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan, including without limitation Participants and their respective Permitted Transferees, estates, beneficiaries and legal representatives.
     3.2 Liability; Indemnification. No member of the Committee, nor any person to whom it has delegated authority, shall be personally liable for any action, interpretation or determination made in good faith with respect to the Plan or Awards granted hereunder, and each member of the Committee (or delegatee of the Committee) shall be fully indemnified and protected by Carriage with respect to any liability he may incur with respect to any such action, interpretation or determination, to the maximum extent permitted by applicable law.

ARTICLE IV SHARES SUBJECT TO THE PLAN
     4.1 Available Shares.
     (a) Subject to adjustment as provided in Section 4.2, the maximum number of shares of Common Stock that shall be available for grant of Awards under the Plan shall be 2,850,000 shares of Common Stock.
     (b) The maximum number of shares of Common Stock that may be subject to Incentive Stock Options granted under the Plan is 2,850,000. The maximum number of shares of Common Stock that may be subject to all Awards granted under the Plan to any one Participant (i) during the fiscal year of Carriage in which the Participant is first hired by the Company is 100,000 shares and (ii) during each subsequent fiscal year is 100,000 shares. The limitations provided in this Section 4.1(b) shall be subject to adjustment as provided in Section 4.2.
     (c) Shares of Common Stock issued pursuant to the Plan may be original issue or treasury shares or a combination of the foregoing, as the Committee, in its sole discretion, shall from time to time determine. During the term of this Plan, Carriage will at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan.
     4.2 Adjustments for Recapitalizations and Reorganizations. Subject to Article XII, if there is any change in the number or kind of shares of Common Stock outstanding (a) by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares, (b) by reason of a merger, reorganization, or consolidation, (c) by reason of a reclassification or change in par value, or (d) by reason of any other extraordinary or unusual event affecting the outstanding Common Stock as a class without Carriage’s receipt of consideration, or if the value of outstanding shares of Common Stock is reduced as a result of a spin-off or Carriage’s payment of an extraordinary cash dividend, or distribution or dividend or distribution consisting of any assets of Carriage other than cash, the maximum number and kind of shares of Common Stock available for issuance under the Plan, the maximum number and kind of shares of Common Stock for which any individual may receive Awards in any fiscal year or under the Plan, the number and kind of shares of Common Stock covered by outstanding Awards, and the price per share or the applicable market value or performance target of such Awards may be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights under such Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.
     4.3 Adjustments for Awards. The Committee shall have sole discretion to determine the manner in which shares of Common Stock available for grant of Awards under the Plan are counted. Without limiting the discretion of the Committee under this Section 4.3, unless otherwise determined by the Committee, the following rules shall apply for the purpose of determining the number of shares of Common Stock available for grant of Awards under the Plan:
     (a) Options, Restricted Stock and Stock Awards. The grant of Options, Restricted Stock or Stock Awards shall reduce the number of shares of Common Stock available for grant of Awards under the Plan by the number of shares of Common Stock subject to such an Award.
     (b) SARs. The grant of SARs that may be paid or settled (i) only in Common Stock or (ii) in either cash or Common Stock shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award; provided, however, that upon the exercise of SARs, the excess of the number of shares of Common Stock with respect to which the Award is exercised over the number of shares of Common Stock issued upon exercise of the Award shall again be available for grant of Awards under the Plan.
     (c) Performance Awards and Other Incentive Awards. The grant of a Performance Award or Other Incentive Award in the form of Common Stock or that may be paid or settled (i) only in Common Stock or (ii) in either Common Stock or cash shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award; provided, however, that upon settlement of the Award, the excess, if any, of the number of shares of Common Stock that had been subject to such Award over the number of shares of Common Stock issued upon its settlement shall again be available for grant of Awards under the Plan.
     (d) Cancellation, Forfeiture and Termination. If any Award referred to in Sections 4.3(a), (b), or (c) (other than an Award that may be paid or settled only for cash) is canceled or forfeited, or terminates, expires or lapses, for any reason, the shares then subject to such Award shall again be available for grant of Awards under the Plan.
     (e) Payment of Exercise Price and Withholding Taxes. If previously acquired shares of Common Stock are used to pay the exercise price of an Award, the number of shares available for grant of Awards under the Plan shall be increased by the number of shares delivered as payment of such exercise price. If previously acquired shares of Common Stock are used to pay withholding taxes payable upon exercise, vesting or payment of an Award, or shares of Common Stock that would be acquired upon exercise, vesting or payment of an Award are withheld to pay withholding taxes payable upon exercise, vesting or payment of such Award, the number of shares available for grant of Awards under the Plan shall be increased by the number of shares delivered or withheld as payment of such withholding taxes.
ARTICLE V ELIGIBILITY
     The Committee shall select Participants from those Employees and Outside Directors who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company. Once a Participant has been selected for an Award by the Committee, the Committee shall determine the type and size of Award to be granted to the Participant and shall establish in the related Award Agreement the terms, conditions, restrictions and limitations applicable to the Award, in addition to those set forth in the Plan and the administrative guidelines and regulations, if any, established by the Committee.
ARTICLE VI FORM OF AWARDS
     6.1 Form of Awards. Awards may be granted under the Plan, in the Committee’s sole discretion, in the form of Options pursuant to Article VII, SARs pursuant to Article VIII, Restricted Stock pursuant to Article IX, Performance Awards pursuant to Article X, and Stock Awards and Other Incentive Awards pursuant to Article XI, or a combination thereof. All Awards shall be subject to the terms, conditions, restrictions and limitations of the Plan. The Committee may, in its sole discretion, subject any Award to such other terms, conditions, restrictions and/or limitations (including without limitation the time and conditions of exercise, vesting or payment of an Award and restrictions on transferability of any shares of Common Stock issued or delivered pursuant to an Award), provided they are not inconsistent with the terms of the Plan. The Committee may, but is not required to, subject an Award to such conditions as it determines are necessary or appropriate to ensure than an Award constitutes “qualified performance based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder. Awards under a particular Article of the Plan need not be uniform, and Awards under more than one Article of the Plan may be combined in a single Award Agreement. Any combination of Awards may be granted at one time and on more than one occasion to the same Participant. Subject to compliance with applicable tax law, an Award Agreement may provide that a Participant may elect to defer receipt of income attributable to the exercise or vesting of an Award.
     6.2 No Repricing or Reload Rights. Except for adjustments made pursuant to Section 4.2, no Award may be repriced , replaced, regranted through cancellation or otherwise modified without stockholder approval, if the effect would be to reduce the exercise price for the shares underlying such Award. The Committee may not cancel an outstanding Option that is under water for the purpose of granting a replacement Award of a different type.
     6.3 Loans. The Committee may, in its sole discretion, approve the extension of a loan by the Company to a Participant who is an Employee to assist the Participant in paying the exercise price or purchase price of an Award; provided, however, that no loan shall be permitted if the extension of such loan would violate any provision of applicable law (including but not limited to Section 402 of the Sarbanes-Oxley Act of 2002). Any loan will be made upon such terms and conditions as the Committee shall determine.

ARTICLE VII OPTIONS
     7.1 General. Awards may be granted in the form of Options that may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both; provided, however, that Incentive Stock Options may be granted only to Employees.
     7.2 Terms and Conditions of Options. An Option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but such exercise price shall not be less than 100% of the Fair Market Value per share of Common Stock on the Grant Date unless the Option was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became Employees as a result of a merger, consolidation, acquisition, or other corporate transaction involving the Company and complies with Section 409A of the Code. Except as otherwise provided in Section 7.3, the term of each Option shall be as specified by the Committee; provided, however, that no Options shall be exercisable later than ten years after the Grant Date. Options may be granted with respect to Restricted Stock or shares of Common Stock that are not Restricted Stock, as determined by the Committee in its sole discretion.
     7.3 Restrictions Relating to Incentive Stock Options.
     (a) Options granted in the form of Incentive Stock Options shall, in addition to being subject to the terms and conditions of Section 7.2, comply with Section 422(b) of the Code. To the extent the aggregate Fair Market Value (determined as of the times the respective Incentive Stock Options are granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company exceeds $100,000, such excess Incentive Stock Options shall be treated as options that do not constitute Incentive Stock Options. The Committee shall determine, in accordance with the applicable provisions of the Code and based on information available to it, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and will notify the Participant of such determination as soon as practicable after such determination (but without liability for any failure or delay in providing such notification). The price at which a share of Common Stock may be purchased upon exercise of an Incentive Stock Option shall be determined by the Committee, but such exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date. No Incentive Stock Option shall be granted to an Employee under the Plan if, at the time such Option is granted, such Employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of Carriage or an Affiliate, within the meaning of Section 422(b)(6) of the Code, unless (i) on the Grant Date of such Option, the exercise price of such Option is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the Grant Date of the Option.
     (b) Each Participant awarded an Incentive Stock Option shall notify Carriage in writing immediately after the date he or she makes a disqualifying disposition of any shares of Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Common Stock before the later of (i) two years after the Grant Date of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option.
     7.4 Exercise of Options.
     (a) Subject to the terms and conditions of the Plan, Options shall be exercised by the delivery of a written notice of exercise to Carriage, setting forth the number of whole shares of Common Stock with respect to which the Option is to be exercised, accompanied by full payment for such shares.
     (b) Upon exercise of an Option, the exercise price of the Option shall be payable to Carriage in full either: (i) in cash or an equivalent acceptable to the Committee, or (ii) in the sole discretion of the Committee and in accordance with any applicable administrative guidelines established by the Committee, by tendering one or more previously acquired nonforfeitable, unrestricted shares of Common Stock that have been held by the Participant for at least six months having an aggregate Fair Market Value at the time of exercise equal to the total exercise price, or (iii) in a combination of the forms of payment specified in clauses (i) and (ii) above.
     (c) During such time as the Common Stock is registered under Section 12 of the Exchange Act, to the extent permissible under applicable law, payment of the exercise price of an Option may also be made, in the absolute discretion of the Committee , by delivery to Carriage or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares with respect to which the Option is exercised and deliver the sale or margin loan proceeds directly to Carriage to pay the exercise price and any required withholding taxes.
     (d) As soon as reasonably practicable after receipt of written notification of exercise of an Option and full payment of the exercise price and any required withholding taxes, Carriage shall (i) deliver to the Participant, in the Participant’s name or the name of the Participant’s designee, a stock certificate or certificates in an appropriate aggregate amount based upon the number of shares of Common Stock purchased under the Option, or (ii) cause to be issued in the Participant’s name or the name of the Participant’s designee, in book-entry form, an appropriate number of shares of Common Stock based upon the number of shares purchased under the Option.
     7.5 Termination of Employment. Each Award Agreement embodying the Award of an Option shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment with the Company. Such provisions shall be determined by the Committee in its absolute discretion, need not be uniform among all Options granted under the Plan and may reflect distinctions based on the reasons for termination of employment. In the event a Participant’s Award Agreement embodying the award of an Option does not set forth such termination provisions, the following termination provisions shall apply with respect to such Award:
     (a) Termination Other Than For Cause. If the employment of a Participant shall terminate for any reason other than Cause, each outstanding Option held by the Participant may be exercised, to the extent then vested, until the earlier of (i) the expiration of one year from the date of such termination of employment or (ii) the expiration of the term of such Option.
     (b) Termination for Cause. Notwithstanding paragraph (a) above, if the employment of a Participant shall terminate for Cause, each outstanding Option held by the Participant may be exercised, to the extent then vested, until the earlier of (i) the expiration of 30 days from the date of such termination of employment or (ii) the expiration of the terms of such Option.
Notwithstanding the foregoing, an Option will not be treated as an Incentive Stock Option unless at all times beginning on the Grant Date and ending on the day three months (one year in the case of a Participant who is “disabled” within the meaning of Section 22(e)(3) of the Code) before the date of exercise of the Option, the Participant is an employee of Carriage or an Affiliate (or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming an option in a transaction to which Section 424(a) of the Code applies).
ARTICLE VIII STOCK APPRECIATION RIGHTS
     8.1 General. The Committee may grant Awards in the form of SARs in such numbers and at such times as it shall determine. SARs shall vest and be exercisable in whole or in such installments and at such times as may be determined by the Committee. The price at which SARs may be exercised shall be determined by the Committee but shall not be less than 100% of the Fair Market Value per share of Common Stock on the Grant Date unless the SARs were granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became Employees as a result of a merger, consolidation, acquisition, or other corporate transaction involving the Company and comply with Section 409A of the Code. The term of each SAR shall be as specified by the Committee; provided, however, that no SARs shall be exercisable later than ten years after the Grant Date. At the time of an Award of SARs, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the SARs, including without limitation rules pertaining to the termination of employment (by reason of death, permanent and total disability, or otherwise) of a Participant prior to exercise of the SARs, as it determines are necessary or appropriate, provided they are not inconsistent with the Plan.

     8.2 Exercise of SARs. SARs shall be exercised by the delivery of a written notice of exercise to Carriage, setting forth the number of whole shares of Common Stock with respect to which the Award is being exercised. Upon the exercise of SARs, the Participant shall be entitled to receive an amount equal to the excess of the aggregate Fair Market Value of the shares of Common Stock with respect to which the Award is exercised (determined as of the date of such exercise) over the aggregate exercise price of such shares. Such amount shall be payable to the Participant in cash or in shares of Common Stock, as provided in the Award Agreement.
ARTICLE IX RESTRICTED STOCK
     9.1 General. Awards may be granted in the form of Restricted Stock in such numbers and at such times as the Committee shall determine. The Committee shall impose such terms, conditions and restrictions on Restricted Stock as it may deem advisable, including without limitation providing for vesting upon the achievement of specified performance goals pursuant to a Performance Award and restrictions under applicable Federal or state securities laws. A Participant shall not be required to make any payment for Restricted Stock unless required by the Committee pursuant to Section 9.2.
     9.2 Purchased Restricted Stock. The Committee may in its sole discretion require a Participant to pay a stipulated purchase price for each share of Restricted Stock.
     9.3 Restricted Period. At the time an Award of Restricted Stock is granted, the Committee shall establish a Restricted Period applicable to such Restricted Stock. Each Award of Restricted Stock may have a different Restricted Period in the sole discretion of the Committee.
     9.4 Other Terms and Conditions. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. Restricted Stock awarded to a Participant under the Plan shall be registered in the name of the Participant or, at the option of Carriage, in the name of a nominee of Carriage, and shall be issued in book-entry form or represented by a stock certificate. Subject to the terms and conditions of the Award Agreement, a Participant to whom Restricted Stock has been awarded shall have the right to receive dividends thereon during the Restricted Period, to vote the Restricted Stock and to enjoy all other stockholder rights with respect thereto, except that (a) Carriage shall retain custody of any certificates evidencing the Restricted Stock during the Restricted Period, and (b) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock during the Restricted Period. A breach of the terms and conditions established by the Committee pursuant to the Award of the Restricted Stock may result in a forfeiture of the Restricted Stock. At the time of an Award of Restricted Stock, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the Restricted Stock, including without limitation rules pertaining to the termination of employment (by reason of death, permanent and total disability, retirement, cause or otherwise) of a Participant prior to expiration of the Restricted Period.
     9.5 Miscellaneous. Nothing in this Article shall prohibit the exchange of shares of Restricted Stock pursuant to a plan of merger or reorganization for stock or other securities of Carriage or another corporation that is a party to the reorganization, provided that the stock or securities so received in exchange for shares of Restricted Stock shall, except as provided in Article XII, become subject to the restrictions applicable to such Restricted Stock. Any shares of Common Stock received as a result of a stock split or stock dividend with respect to shares of Restricted Stock shall also become subject to the restrictions applicable to such Restricted Stock.
ARTICLE X PERFORMANCE AWARDS
     10.1 General. Awards may be granted in the form of Performance Awards that may be payable in the form of cash, shares of Common Stock, or a combination of both, in such amounts and at such times as the Committee shall determine. Performance Awards shall be conditioned upon the level of achievement of one or more stated performance goals over a specified performance period that shall not be shorter than one year. Performance Awards may be combined with other Awards to impose performance criteria as part of the terms of such other Awards.
     10.2 Terms and Conditions. Each Award Agreement embodying a Performance Award shall set forth (a) the amount, including a target and maximum amount if applicable, a Participant may earn in the form of cash or shares of Common Stock or a formula for determining such amount, (b) the performance criteria and level of achievement versus such criteria that shall determine the amount payable or number of shares of Common Stock to be granted, issued, retained and/or vested, (c) the performance period over which performance is to be measured, (d) the timing of any payments to be made, (e) restrictions on the transferability of the Award, and (f) such other terms and conditions as the Committee may determine that are not inconsistent with the Plan.
     10.3 Code Section 162(m) Requirements. From and after the date on which remuneration paid pursuant to the Plan becomes subject to the deduction limitation of Section 162(m) of the Code, the Committee shall determine in its sole discretion whether all or any portion of a Performance Award shall be intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code (the “162(m) Requirements”). The performance criteria for any Performance Award that is intended to satisfy the 162(m) Requirements shall be established in writing by the Committee based on one or more performance goals as set forth in Section 10.4 not later than 90 days after commencement of the performance period with respect to such Award, provided that the outcome of the performance in respect of the goals remains substantially uncertain as of such time. The maximum amount that may be paid in cash pursuant to Performance Awards granted to a Participant with respect to a Carriage’s fiscal year that are intended to satisfy the 162(m) Requirements is $1,000,000; provided, however, that such maximum amount with respect to a Performance Award that provides for a performance period longer than one fiscal year shall be the foregoing limit multiplied by the number of full fiscal years in the performance period. At the time of the grant of a Performance Award and to the extent permitted under Code Section 162(m) and regulations thereunder for a Performance Award intended to satisfy the 162(m) Requirements, the Committee may provide for the manner in which the performance goals will be measured in light of specified corporate transactions, extraordinary events, accounting changes and other similar occurrences.
     10.4 Performance Goals. The performance measure(s) to be used for purposes of Performance Awards may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which the Participant is employed, and may consist of one or more or any combination of the following criteria: (a) earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis), (b) return on equity, (c) return on assets or net assets, (d) return on capital or invested capital and other related financial measures, (e) cash flow, (f) revenues, (g) income or operating income, (h) expenses or expense levels, (i) one or more operating ratios, (j) stock price, (k) total stockholder return, (l) market share, (m) operating profit, (n) profit margin, (o) capital expenditures, (p) net borrowing, debt leverage levels, credit quality or debt ratings, (q) the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions, (r) net asset value per share, (s) economic value added, (t) individual business objectives, (u) growth in production, and (v) added reserves. The performance goals based on these performance measures may be made relative to the performance of other business entities.
     10.5 Certification and Negative Discretion. Prior to the payment of any compensation pursuant to a Performance Award that is intended to satisfy the 162(m) Requirements, the Committee shall certify the extent to which the performance goals and other material terms of the Award have been achieved or satisfied. The Committee in its sole discretion shall have the authority to reduce, but not to increase, the amount payable and the number of shares to be granted, issued, retained or vested pursuant to a Performance Award.
ARTICLE XI STOCK AWARDS AND OTHER INCENTIVE AWARDS
     11.1 Stock Awards. Stock Awards may be granted to Participants upon such terms and conditions as the Committee may determine. Shares of Common Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration. The Committee shall determine the number of shares of Common Stock to be issued pursuant to a Stock Award.
     11.2 Other Incentive Awards. Other Incentive Awards may be granted in such amounts, upon such terms and at such times as the Committee shall determine. Other Incentive Awards may be granted based upon, payable in or otherwise related to, in whole or in part, shares of Common Stock if the Committee, in its sole discretion, determines that such Other Incentive Awards are consistent with the purposes of the Plan. Each grant of an Other Incentive Award shall be evidenced by an Award Agreement that shall specify the amount of the Other Incentive Award and the terms, conditions, restrictions and limitations applicable to such Award. Payment of Other Incentive Awards shall be made at such times and in such form, which may be cash, shares of Common Stock or other property (or a combination thereof), as established by the Committee, subject to the terms of the Plan.

ARTICLE XII CORPORATE CHANGE
     12.1 Vesting of Awards. Except as provided otherwise below in this Article or in an Award Agreement at the time an Award is granted, notwithstanding anything to the contrary in this Plan, if a Participant’s employment with the Company is terminated for any reason other than death, Cause or Inability to Perform or if a Participant voluntarily terminates employment for Good Reason, in either case within the one-year period following a Corporate Change of Carriage, any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any Award shall be automatically accelerated or waived so that:
     (a) if no exercise of the Award is required, the Award may be realized in full at the time of the occurrence of the Participant’s termination of employment; or
     (b) if exercise of the Award is required, the Award may be exercised in full commencing on the date of the Participant’s termination of employment;
provided, however, that with respect to an Award that consists of deferred compensation under Section 409A of the Code, in the event of a Corporate Change that does not satisfy the requirements for a change in the ownership or effective control of Carriage or a change in the ownership of a substantial portion of the assets of Carriage within the meaning of Section 409A of the Code and Treasury guidance and regulations related to Section 409A of the Code, including but not limited to Notice 2005-1 and such other Treasury guidance or regulations issued after the Effective Date, then delivery of payment with respect to such Award as provided above shall be delayed until payment may be made to the Participant without negative tax consequences to the Participant under Section 409A of the Code.
     12.2 Replacement Awards. In the event all outstanding Awards are replaced in connection with a Corporate Change by comparable types of awards of at least substantially equivalent value, as determined by the Committee in its sole discretion, such replacement awards shall provide for automatic acceleration or waiver as provided in Section 12.1 in the event of a Participant’s involuntary termination of employment with the Company other than for Cause or voluntary termination of employment for Good Reason, as applicable, within the one-year period following the Corporate Change of Carriage.
     12.3 Cancellation of Awards. Notwithstanding the foregoing, on or prior to the date of a Corporate Change, the Committee may take any of the following actions with respect to all outstanding Awards, without the consent of any Participant: (a) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for payment by the Company, in cash, Common Stock, the securities of another company, or a combination thereof, as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Common Stock subject to the Participant’s unexercised Options and SARs exceeds the exercise price or grant price, and (b) with respect to Participants holding Restricted Stock, Performance Awards or Other Incentive Awards, the Committee may determine that such Participants shall receive payment in settlement of such Awards (and dividend rights), in an amount equivalent to the value of such Awards (and dividend rights) at the time of such settlement.
ARTICLE XIII AMENDMENT AND TERMINATION
     13.1 Plan Amendment and Termination. The Board may at any time suspend, terminate, amend or modify the Plan, in whole or in part; provided, however, that no amendment or modification of the Plan shall become effective without the approval of such amendment or modification by the holders of at least a majority of the shares of Common Stock if (a) such amendment or modification increases the maximum number of shares subject to the Plan (except as provided in Article IV) or changes the designation or class of persons eligible to receive Awards under the Plan, or (b) counsel for Carriage determines that such approval is otherwise required by or necessary to comply with applicable law or the listing requirements of the New York Stock Exchange or such other exchange or association on which the Common Stock is then listed or quoted. An amendment to the Plan shall not require stockholder approval if it curtails rather than expands the scope of the Plan, nor if it is made to conform the Plan to new statutory or regulatory requirements that arise after submission of the Plan to stockholders for their approval, such as, without limitation, changes to Code Section 409A, or regulations issued thereunder. Upon termination of the Plan, the terms and provisions of the Plan shall, notwithstanding such termination, continue to apply to Awards granted prior to such termination. Except as otherwise provided herein, no suspension, termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the consent of the

Participant (or the Permitted Transferee) holding such Award. Notwithstanding the foregoing, Carriage may amend any Award Agreement to be exempt from Code Section 409A or to comply with the requirements of Code Section 409A or to modify any provision that causes an Award that is intended to be classified as an “equity instrument” under FAS 123R to be classified as a liability on Carriage’s financial statements.
     13.2 Award Amendment and Cancellation. The Committee may amend the terms of any outstanding Award granted pursuant to the Plan, but except as otherwise provided herein, no such amendment shall adversely affect in any material way the Participant’s (or a Permitted Transferee’s) rights under an outstanding Award without the consent of the Participant (or the Permitted Transferee) holding such Award.
ARTICLE XIV MISCELLANEOUS
     14.1 Award Agreements. After the Committee grants an Award under the Plan to a Participant, Carriage and the Participant shall enter into an Award Agreement setting forth the terms, conditions, restrictions and limitations applicable to the Award and such other matters as the Committee may determine to be appropriate. The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to the Participant in connection with any Award. Awards that are not paid currently shall be recorded as payable on Carriage’s records for the Plan. The terms and provisions of the respective Award Agreements need not be identical. All Award Agreements shall be subject to the provisions of the Plan, and in the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern.
     14.2 Listing; Suspension.
     (a) As long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. Carriage shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.
     (b) If at any time counsel to Carriage or its Affiliates shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on Carriage or its Affiliates under the laws of any applicable jurisdiction, Carriage or its Affiliates shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on Carriage or its Affiliates.
     (c) Upon termination of any period of suspension under this Section, any Award affected by such suspension that shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares that would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award unless otherwise determined by the Committee in its sole discretion.
     14.3 Additional Conditions. Notwithstanding anything in the Plan to the contrary: (a) the Committee may, if it shall determine it necessary or desirable in its sole discretion, at the time of grant of any Award or the issuance of any shares of Common Stock pursuant to any Award, require the recipient of the Award or such shares of Common Stock, as a condition to the receipt thereof, to deliver to Carriage a written representation of present intention to acquire the Award or such shares of Common Stock for his own account for investment and not for distribution, (b) the certificate for shares of Common Stock issued to a Participant may include any legend that the Committee deems appropriate to reflect any restrictions on transfer, and (c) all certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange or association upon which the Common Stock is then listed or quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

     14.4 Transferability.
     (a) All Awards granted to a Participant shall be exercisable during his lifetime only by such Participant, or if applicable, a Permitted Transferee as provided in subsection (c) of this Section; provided, however, that in the event of a Participant’s legal incapacity, an Award may be exercised by his guardian or legal representative. When a Participant dies, the personal representative, beneficiary, or other person entitled to succeed to the rights of the Participant may acquire the rights under an Award. Any such successor must furnish proof satisfactory to Carriage of the successor’s entitlement to receive the rights under an Award under the Participant’s will or under the applicable laws of descent and distribution.
     (b) Except as otherwise provided in this Section, no Award shall be subject to execution, attachment or similar process, and no Award may be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of an Award not specifically permitted by the Plan or the Award Agreement shall be null and void and without effect.
     (c) If provided in the Award Agreement, Nonqualified Stock Options may be transferred by a Participant to a Permitted Transferee. For purposes of the Plan, “Permitted Transferee” means (i) a member of a Participant’s immediate family, (ii) any person sharing the Participant’s household (other than a tenant or employee of the Participant), (iii) trusts in which a person listed in (i) or (ii) above has more than 50% of the beneficial interest, (iv) a foundation in which the Participant or a person listed in (i) or (ii) above controls the management of assets, (v) any other entity in which the Participant or a person listed in (i) or (ii) above owns more than 50% of the voting interests, provided that in the case of the preceding clauses (i) through (v), no consideration is provided for the transfer, and (vi) any transferee permitted under applicable securities and tax laws as determined by counsel to Carriage. In determining whether a person is a “Permitted Transferee,” immediate family members shall include a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.
     (d) Incident to a Participant’s divorce, the Participant may request that Carriage agree to observe the terms of a domestic relations order which may or may not be part of a qualified domestic relations order (as defined in Code Section 414(p)) with respect to all or a part of one or more Awards made to the Participant under the Plan. Carriage’s decision regarding such a request shall be made by the Committee, in its sole and absolute discretion, based upon the best interests of Carriage. The Committee’s decision need not be uniform among Participants. As a condition of participation, a Participant agrees to hold Carriage harmless from any claim that may arise out of Carriage’s observance of the terms of any such domestic relations order.
     14.5 Withholding Taxes. The Company shall be entitled to deduct from any payment made under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment, may require the Participant to pay to the Company such withholding taxes prior to and as a condition of the making of any payment or the issuance or delivery of any shares of Common Stock under the Plan, and shall be entitled to deduct from any other compensation payable to the Participant any withholding obligations with respect to Awards. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from or with respect to an Award by (i) withholding shares of Common Stock from any payment of Common Stock due as a result of such Award, or (ii) permitting the Participant to deliver to the Company previously acquired shares of Common Stock, in each case having an aggregate Fair Market Value equal to the amount of such required withholding taxes. No payment shall be made and no shares of Common Stock shall be issued pursuant to any Award unless and until the applicable tax withholding obligations have been satisfied.
     14.6 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award granted hereunder, provided that the Committee in its sole discretion may round fractional shares down to the nearest whole share or settle fractional shares in cash.
     14.7 Notices. All notices required or permitted to be given or made under the Plan or pursuant to any Award Agreement (unless provided otherwise in such Award Agreement) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified United

States mail, postage prepaid, return receipt requested, (c) sent by prepaid overnight courier service, or (d) sent by telecopy or facsimile transmission, with confirmation receipt, to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Such notices shall be effective (a) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (b) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (c) if sent by telecopy or facsimile transmission, when the answer back is received. Carriage or a Participant may change, at any time and from time to time, by written notice to the other, the address that it or such Participant had theretofore specified for receiving notices. Until such address is changed in accordance herewith, notices hereunder or under an Award Agreement shall be delivered or sent (a) to a Participant at his address as set forth in the records of the Company or (b) to Carriage at the principal executive offices of Carriage clearly marked “Attention: Chief Financial Officer.”
     14.8 Compliance with Law and Stock Exchange or Association Requirements. In addition, it is the intent of Carriage that Options designated Incentive Stock Options comply with the applicable provisions of Section 422 of the Code, and that Awards intended to constitute “qualified performance-based awards” comply with the applicable provisions of Section 162(m) of the Code and that any deferral of the receipt of the payment of cash or the delivery of shares of Common Stock that the Committee may permit or require, and all Awards either be exempt from Code section 409A or, if not exempt, comply with the requirements of Section 409A of the Code. To the extent that any legal requirement of Section 16 of the Exchange Act or Sections 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be required under Section 16 of the Exchange Act or Sections 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply. Any provision of this Plan to the contrary notwithstanding, the Committee may revoke any Award if it is contrary to law, governmental regulation, or stock exchange or association requirements or modify an Award to bring it into compliance with any government regulation or stock exchange or association requirements. The Committee may agree to limit its authority under this Section.
     14.9 California Blue Sky Laws. Prior to the effective registration of the Common Stock under Section 12 of the Exchange Act, (a) Carriage shall deliver a balance sheet and an income statement at least annually to each Participant who performs services in the State of California, unless such Participant is a key employee whose duties in connection with the Company assure such Participant access to equivalent information, (b) the Committee may not impose upon any Award grant made to a Participant who performs services in the State of California a vesting schedule that is more restrictive than 20 percent per year vesting, with the initial vesting to occur not later than one year after the Award’s grant date; provided, however, that such vesting limitation shall not be applicable to any Award grants made to individuals who are officers of Carriage, and (c) with respect to California Participants (including any individual whose Award is based in whole or in part on services performed in California), the Plan shall otherwise be administered in accordance with California Corporations Code Section 25102(o) and California Code of Regulations, Title 10, Sections 260.140.41, 260.140.42, 260.140.45, and 260.140.46.
     14.10 Binding Effect. The obligations of Carriage under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of Carriage, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of Carriage. The terms and conditions of the Plan shall be binding upon each Participant and his Permitted Transferees, heirs, legatees, distributees and legal representatives.
     14.11 Severability. If any provision of the Plan or any Award Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, as the case may be, but such provision shall be fully severable and the Plan or such agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.
     14.12 No Restriction of Corporate Action. Nothing contained in the Plan shall be construed to prevent Carriage or any Affiliate from taking any corporate action (including any corporate action to suspend, terminate, amend or modify the Plan) that is deemed by Carriage or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Awards made or to be made under the Plan. No Participant or other person shall have any claim against Carriage or any Affiliate as a result of such action.
     14.13 Governing Law. The Plan shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas except as superseded by applicable federal law.

     14.14 No Right, Title or Interest in Company Assets. No Participant shall have any rights as a stockholder of Carriage as a result of participation in the Plan until the date of issuance of Common Stock in his name and, in the case of Restricted Stock, unless and until such rights are granted to the Participant pursuant to the Plan. To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company, and such person shall not have any rights in or against any specific assets of the Company. All Awards shall be unfunded.
     14.15 Risk of Participation. Nothing contained in the Plan shall be construed either as a guarantee by Carriage or the Affiliates, or their respective stockholders, directors, officers or employees, of the value of any assets of the Plan or as an agreement by Carriage or the Affiliates, or their respective stockholders, directors, officers or employees, to indemnify anyone for any losses, damages, costs or expenses resulting from participation in the Plan.
     14.16 No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including without limitation Carriage and the Affiliates and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including without limitation federal, state and local income, estate and gift tax treatment, will be applicable with respect to any Awards or payments thereunder made to or for the benefit of a Participant under the Plan or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.
     14.17 Continued Employment. Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant the right to continue in the employ of the Company, or interfere in any way with the rights of the Company to terminate a Participant’s employment at any time, with or without cause. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of Carriage or an Affiliate to the Participant.
     14.18 Miscellaneous. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction of the Plan or any provisions hereof. The use of the masculine gender shall also include within its meaning the feminine. Wherever the context of the Plan dictates, the use of the singular shall also include within its meaning the plural, and vice versa.

ANNUAL MEETING OF STOCKHOLDERS OF
CARRIAGE SERVICES, INC.
Lakes on Post Oak Conference Center
3050 Post Oak Blvd., 2nd Floor
Houston, Texas 77056
May 18, 2010
9:00 a.m. Central Daylight Time
Directions to attend the meeting in person be obtained by contacting the
Corporate Secretary at 713-332-8400
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to
be Held on May 18, 2010:
The Proxy Statement and 2009 Annual Report to Stockholders is available on the internet at www.carriageservices.com
ê Please detach along perforated line and mail in the envelope provided. ê

■	051810

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF TWO CLASS II DIRECTORS for a three-year term ending at the 2013 Annual Meeting of Stockholders.

NOMINEES:
☐	FOR ALL NOMINEES	¡ Vincent D. Foster ¡ L. William Heiligbrodt

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Amend the 2006 Long-Term Incentive Plan to increase the number of shares by 1,500,000.	☐	☐	☐

3.	Ratify the appointment of KPMG LLP as the independent registered public accounting firm for 2010.	☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment(s) thereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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☐                   ■
CARRIAGE SERVICES, INC.
Proxy Solicited on Behalf of the Board of Directors of
the Company for the Annual Meeting of Stockholders on May 18, 2010
     The undersigned, hereby revoking all prior proxies, hereby appoints Melvin C. Payne and J. Bradley Green, and each of them, his true and lawful proxies, with full and several power of substitution, to vote all the shares of Common Stock of CARRIAGE SERVICES, INC. standing in the name of the undersigned, at the Annual Meeting of Stockholders of CARRIAGE SERVICES, INC. to be held on May 18, 2010 and at any adjournment(s) thereof, on all matters coming before said meeting.
     The Board of Directors recommends a vote FOR each of the proposals on the reverse side of this proxy card and, unless a contrary choice is specified, this proxy will be voted FOR each of such proposals.
(Continued and to be signed on the reverse side)

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